EXHIBIT 10.1

LEASE AGREEMENT

(USA PARKWAY DISTRIBUTION CENTER/McCARRAN, NV)

BY AND BETWEEN

US REAL ESTATE LIMITED PARTNERSHIP,

a Texas limited partnership,

as Landlord,

and

ZULILY, INC., a Delaware corporation,

as Tenant

i

9.5	[Intentionally omitted]	14
9.6	Landlord’s Warranties	15
9.7	Landlord Indemnity Regarding Warranties	16
9.8	Tenant Warranties	16
9.9	Tenant Indemnity Regarding Warranty	16

ARTICLE X TENANT-MADE ALTERATIONS		17
10.1	Alterations	17
10.2	Indemnity	18

ARTICLE XI DAMAGE OR DESTRUCTION		18
11.1	Damage	18
11.2	Restoration	19
11.3	Casualty During Last Two Lease Years	19
11.4	Rent Abatement	19

ARTICLE XII EMINENT DOMAIN		20
12.1	Condemnation	20

ARTICLE XIII ASSIGNMENT AND SUBLETTING		20
13.1	Landlord Consent	20
13.2	Related Assignment	21
13.3	Tenant Notice	21
13.4	No Deemed Consent	22

ARTICLE XIV INDEMNIFICATION		22
14.1	Tenant’s Indemnity	22
14.2	Landlord Indemnity	23

ARTICLE XV LIENS		23
15.1	Lien Claims	23
15.2	Landlord’s Right to Cure	24
15.3	Waiver of Landlord’s Lien	24

ARTICLE XVI DEFAULT AND REMEDIES		24
16.1	Tenant’s Default	24
16.2	Landlord’s Remedies	25
16.3	Reentry to Premises	26
16.4	Damages Without Lease Termination	26
16.5	Damages Upon Lease Termination	26
16.6	Survival of Tenant Obligations	27
16.7	Waivers	27
16.8	Suits to Recover Damages	27
16.9	Cumulative Remedies	28
16.10	Landlord’s Right to Perform Tenant’s Obligations	28
16.11	Security Deposit	28
16.12	Landlord Costs and Expenses of Litigation	30

ii

16.13	Tenant Costs and Expenses of Litigation	30
16.14	Remedies Upon Landlord’s Default	30

ARTICLE XVII QUIET ENJOYMENT		31
17.1	Covenants of Quiet Enjoyment	31

ARTICLE XVIII SUBORDINATION		31
18.1	Subordination and Attornment	31

ARTICLE XIX TRANSFERS BY LANDLORD		32
19.1	Transfers of Landlord’s Interest	32

ARTICLE XX HAZARDOUS SUBSTANCES		32
20.1	Compliance With Environmental Requirements	32
20.2	Definitions	33
20.3	Storage and Use of Permitted Hazardous Materials	34
20.4	Notices	34
20.5	Indemnification by Tenant	34
20.6	Landlord Indemnity and Remediation	36
20.7	Remediation of Third Party Contamination	36

ARTICLE XXI MEMORANDUM OF LEASE		37
21.1	Memorandum of Lease	37

ARTICLE XXII SURRENDER		37
22.1	Condition	37
22.2	Removal of Tenant’s Fixtures, Equipment and Personality	37
22.3	Holdover	38

ARTICLE XXIII MISCELLANEOUS		38
23.1	Severability	38
23.2	Non-Waiver of Default	38
23.3	Recording	38
23.4	Notice	38
23.5	Successors and Assigns	39
23.6	Time is of the Essence	39
23.7	Partial Invalidity	39
23.8	Interpretation	39
23.9	Headings, Captions and References	40
23.10	Business Days	40
23.11	Brokerage Commissions	40
23.12	Delinquency Rate	40
23.13	Governing Law	40
23.14	Relationship of Parties	40
23.15	Estoppel Certificates	40
23.16	Joint Effort	41
23.17	Entire Agreement	41
23.18	Landlord Liability	41
23.19	Entry by Landlord	41
23.20	Acquisition Contingency	42

iii

LEASE AGREEMENT

(USA Parkway Distribution Center/McCarran, NV)

THIS LEASE AGREEMENT (this “Lease”) is dated as of January __, 2014 for reference purposes, but is made and entered into as of the Effective Date (as hereinafter defined in Section 2.1 below) by and between US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership, having an address of 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230-2239 (“Landlord”) and ZULILY, INC, a Delaware corporation, having an address of 2200 1st Avenue South, Seattle, Washington 98134, Attention: Bob Spieth and General Counsel (“Tenant”).

ARTICLE I

DEMISE OF PREMISES

1.1 Premises. For and in consideration of the covenants and agreements contained herein and other valuable consideration, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord to have and to hold upon the following terms and conditions, the land, being comprised of approximately 48.08 acres being more particularly described on Exhibit “A” attached hereto (the “Land”), and all of the improvements, buildings, pavement, structures, and fixtures now or hereafter located thereon, including a warehouse/distribution building containing approximately 707,010 square feet of ground floor (“Building”) area to be constructed by Landlord on the Land pursuant to the Development Agreement as hereinafter defined, together with all rights, easements and appurtenances pertaining thereto, and all trees, bushes, landscaping and foliage thereon, and having a street address of 3200 USA Parkway, McCarran, Nevada 89434 (collectively, the “Premises”). Tenant hereby accepts the Premises, subject to Landlord’s completion of the improvements (“Landlord Improvements” or “Initial Improvements”), required to be constructed by Landlord pursuant to the Development Agreement by and between Tenant and Landlord of even date herewith (“Development Agreement”), and subject to the Permitted Exceptions described in Exhibit “C” attached hereto (the “Permitted Exceptions”), (including but not limited to that certain Declaration of Covenants, Conditions and Restrictions for Tahoe-Reno Industrial Center recorded on September 25, 1998, under file No. 83412, Official Records of Storey County, Nevada (the “Declaration”). Landlord shall not amend the Declaration or Permitted Exceptions without the prior consent of the Tenant, which shall not be unreasonably withheld.

1.2 Delivery by Landlord. Landlord agrees to deliver the Premises to Tenant upon Substantial Completion (as such term is defined in the Development Agreement) including Substantial Completion of the Initial Improvements in conformance with the plans and specification described in the Development Agreement (“Approved Plans”). Notwithstanding the foregoing, Landlord agrees that Tenant may enter the Premises at any time after the Early Occupancy Date (as defined in the Development Agreement) for the purpose of completing any improvements to be constructed by Tenant pursuant to the Development Agreement (“Tenant Improvements”) and preliminary preparatory tasks of installing Tenant’s furniture, fixtures, equipment, and systems (collectively, “Tenant’s Property”) in the Premises, such as installing phone systems, furniture, racking, telecommunications, and other equipment, and accepting product; provided, however, that any entry onto the Premises by Tenant shall be subject to all applicable Legal Requirements governing Tenant’s right to occupy or perform work in the Premises and all of the terms and provisions of the Development Agreement and this Lease other than the provision requiring Tenant to pay Base Rent, which shall not be payable for the period prior to the Commencement Date; further provided, however, Tenant agrees not to interfere with the construction of the Initial Improvements to be constructed by Landlord pursuant to the Development Agreement. In the event that Tenant’s activities in the Premises prior to Substantial Completion interfere with Landlord’s construction of the Initial Improvements, if such interfering activity continues following two (2) business days’ written notice from the Landlord, Landlord shall deliver written and verbal notice to Tenant, and such activity shall constitute a “Tenant Delay” as more specifically described in the Development Agreement.

Notwithstanding the foregoing, if Landlord fails to achieve Substantial Completion of the Premises and deliver possession of the Premises to Tenant on or before February 1, 2015, other than due to Tenant Delay or Force Majeure Delay [Force Majeure Delay not to exceed one hundred twenty (120) days for purposes of this provision] (all as defined in the Development Agreement), Tenant shall have the right to terminate the Lease upon thirty (30) days’ written notice to Landlord, unless Substantial Completion is achieved during such 30-day period. In such event, the Letter of Credit (defined below) shall be withdrawn and canceled, Landlord shall pay Tenant the accumulated Liquidated Damages (as defined in the Development Agreement), and, thereafter, neither party shall have any further obligations to the other under this Lease or the Development Agreement.

1.3 Re-Measurement of the Premises. The leasable area of the Premises shall be based on the square footage as determined by certificate of Landlord’s architect or surveyor upon Substantial Completion of the Premises, but subject to adjustment in the event that Tenant measures the Premises, as set forth below, and shall include all the area within the exterior face of the demising walls. Such square footage shall be used in all calculations based on square footage throughout this Lease, unless Tenant notifies Landlord of a deviation within thirty (30) days after the Commencement Date, based on the measurement of an architect or surveyor. If Tenant so notifies Landlord, and the parties do not agree upon a determination within thirty (30) days thereafter, the parties shall promptly appoint a third surveyor or architect acceptable to each, whose determination shall be conclusive and whose compensation shall be paid by the party whose determination differed most from that of the appointed surveyor or architect. If the leasable area so determined varies from the leasable area set forth in Section 1.1, the Base Rent and all other charges that are based on leasable area of the Premises shall be adjusted as of the Commencement Date. Notwithstanding the foregoing, for purposes of such calculations and all other calculations made pursuant to this Lease that are based on the leasable area of the Premises, the leasable area of the Premises shall in no event be deemed to be greater than 707,010 square feet for purposes of calculating Base Rent.

ARTICLE II

LEASE TERM

2.1 Term. The term (the “Term”) of this Lease shall commence on the date that is the earlier of (x) the date of Substantial Completion as defined in the Development Agreement or (y) the date Tenant actually commences business operations from the Premises (the “Commencement Date”). “Commencing business operations” shall mean shipping product from the Premises and shall not mean preliminary preparatory tasks, including accepting product, installing phone systems, furniture, racking and other equipment. The Term shall terminate at the end of the one hundred forty-fourth (144th) full calendar month following the Commencement Date, unless extended pursuant to Section 2.2 below or any other express language in this Lease, or unless sooner terminated as expressly hereinafter provided in this Lease. Following Substantial Completion of the Initial Improvements, the parties hereto shall execute a written statement in the form attached hereto as Exhibit “E”, and by this reference incorporated herein (the “Lease Confirmation Certificate”) setting forth the Commencement Date, the Expiration Date and the Base Rent schedule promptly after the same shall have been determined in accordance with the terms of this Lease, but the enforceability of this Lease shall not be affected should either party fail or refuse to execute such statement. For purposes of this Lease, the term “Lease Year” shall mean a 12-month period, with the first Lease Year commencing upon the first day of the first full month following the Commencement Date and including any partial month between the Commencement Date and the first day of the first full month following the Commencement Date (if the Commencement Date occurs other than on the first (1st) day of a calendar month), and each subsequent Lease Year commencing on the one year anniversary of the first Lease Year. Notwithstanding the foregoing, this Lease shall be effective and bind the parties hereto, upon the date of last execution of this Lease by either Landlord or Tenant (hereinafter referred to as the “Effective Date”).

2.2 Extension Options. So long as Tenant is not in default hereunder beyond any applicable notice and cure period at the time of exercise of the applicable extension option or at the commencement of the respective Option Term, Tenant shall have three (3) successive options (each, an “Extension Option”) to extend the Term of this Lease for five (5) years each (the “Option Terms”), upon the same terms and conditions then in effect, except that Base Rent (as hereinafter defined) shall increase as expressly provided herein, exercisable by the delivery of written notice (each, an “Extension Notice”) to Landlord by Tenant not less than six (6) months prior to the expiration of the then current Term, as extended, provided, however, that if Tenant shall fail to give any such Extension Notice within the aforesaid time limit, Tenant’s right to exercise its option to extend shall expire and be of no further force or effect, time being of the essence.

The Option Terms herein granted shall automatically terminate upon the earliest to occur of (i) the expiration or termination of this Lease, (ii) the termination of Tenant’s right to possession of the Premises upon Landlord’s exercise of its remedies set forth in this Lease, or (iii) the failure of Tenant to timely or properly exercise any of the Option Terms as set forth in the immediately preceding paragraphs.

ARTICLE III

RENT

3.1 Base Rent. Commencing upon the Commencement Date, Tenant covenants and agrees to pay Landlord at the address set forth in Section 3.2, or such other place as Landlord shall designate in writing, rent on the Premises as set forth on Exhibit “B”, attached hereto and incorporated herein by reference(the “Base Rent”), provided that Base Rent for the first six (6) months of the Term shall be abated as set forth on Exhibit “B”. As set forth on Exhibit “B”, Base Rent shall increase by one and three-fourths percent (1.75%) annually over the Base Rent in effect during the immediately preceding Lease Year, commencing on the first day of the thirteenth (13th) full calendar month, and continuing on each annual anniversary thereafter.

Rent, as defined below, shall be due and payable on the Commencement Date and on the first (1st) day of the calendar month following the Commencement Date, and for each calendar month of the Term thereafter in advance, without offset or deduction. For any fractional period, Rent shall be prorated on a daily basis based on the number of days in the applicable month.

3.2 Additional Rent. In addition to Base Rent, Tenant shall pay all other amounts as are herein described as “Additional Rent” in the manner and at the time specified in this Lease. The term “Rent” when used in this Lease shall include all Base Rent, as well as the charges described in this Lease as Additional Rent and all other sums payable by Tenant hereunder. All Rent payable hereunder shall be payable to Landlord at 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230, or as Landlord may otherwise from time to time designate in writing.

3.3 Option Term Rent. In the event that Tenant exercises its right to extend the Term of this Lease, for each Option Term, Base Rent shall be the greater of (i) 95% of the Fair Market Rental Value of the Premises calculated in accordance with Exhibit “B-1”, and (ii) the Base Rent in effect during the Lease Year immediately preceding the first Lease Year of the applicable Option Term. Base Rent shall continue to increase by one and three-fourths percent (1.75%) annually over the Base Rent in effect during the first Lease Year of the applicable Option Term, commencing on the first day of the second Lease Year of the applicable Option Term, and thereafter annually during such Option Term.

3.4 [Intentionally omitted].

3.5 Interest and Late Charge. Tenant acknowledges that its late payment of any Base Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which is extremely difficult or impractical to fix. Such costs and expenses will include without limitation, loss of use of money, administrative and collection costs and processing and accounting expenses. Therefore, if any payment of Base Rent is not received by Landlord within ten (10) days of when due, Tenant shall immediately pay to Landlord a late charge equal to One Thousand and No/100 Dollars ($1,000.00) (“Late Charge”), together with interest on all unpaid Base Rent from the eleventh (11th) day after the date due through the date paid at the Delinquency Rate (as defined in Section 23.12 below). Landlord and Tenant agree that the Late Charge plus such interest payments represents a reasonable estimate of costs and expenses incurred by Landlord, and is fair compensation to Landlord for, its loss suffered by such non-payment by Tenant, provided that such compensation shall be in addition to and not in lieu of any and all other rights and remedies of Landlord under this Lease for failure of Tenant to pay Base Rent hereunder.

ARTICLE IV

OPERATING EXPENSES

4.1 Operating Expenses. Tenant shall pay Landlord, as Additional Rent, the amount of all Operating Expenses incurred during the Term. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as reasonably estimated by Landlord (which estimate Landlord may revise not more than once per year), of Operating Expenses for the Premises (“Estimated Operating Expense Payments”). Payments thereof for any fractional calendar month shall be prorated. The first month’s installment of the Estimated Operating Expense Payments shall be due and payable on the Commencement Date. Landlord shall apply all such Estimated Operating Expense Payments against Tenant’s obligation to pay Operating Expenses in accordance with this Lease. The term “Operating Expenses” means (i) all reasonable costs and expenses for operation, repair, replacement and maintenance of the Premises (except for the items that are the responsibility of the Landlord under Section 9.1 or the Tenant under Section 9.2 and that are not characterized under such sections as constituting a part of Operating Expenses) and the improvements thereon including without limitation costs of maintaining the exterior landscaping (replacement of plants, tree, shrubs, etc. shall be excluded), the driveways and parking areas (including sealing and restriping when necessary, and trash, snow and ice removal), exterior lighting facilities, landscaped areas, walkways, exterior painting and caulking, exterior directional signage, curbs, drainage strips, together with any reasonable common area maintenance costs under the Declaration and all charges assessed against or attributed to the Premises pursuant to the Declaration and any applicable Permitted Exceptions, (ii) the cost of all repair and replacement obligations of Tenant that are performed by Landlord on behalf of Tenant as set forth in Section 9.2 of this Lease, (iii) property-management fees not to exceed two percent (2%) per year of the annual Base Rent and Additional Rent due under this Lease subject to adjustment pursuant to Section 9.2, (iv) all Taxes (as hereinafter defined in Section 5.1), and (v) all costs of Insurance paid by Landlord as provided in Section 6.1. Tenant’s obligation with respect to the payment of Operating Expenses that constitute capital improvements or capital additions under generally accepted accounting principles (“Capital Items”) and that cost in excess of $100,000 (“Major Capital Items”) incurred by Landlord after the expiration of the warranty period described in Section 9.6 below (“Major Capital Items Costs”) shall be limited to the portion of such costs as is allocable to the remaining Term (including any applicable Extension Terms) and reimbursed by Tenant as follows: Landlord shall amortize such Major Capital Items Costs (the “Amortized Costs”) on a straight line basis over the useful life of the applicable Major Capital Item in accordance with generally accepted accounting principles and accruing interest at an annual rate equal to the greater of (x) three hundred fifty (350) basis points over the 10 year U.S. Treasury Rate at the time the applicable Major Capital Items Cost is incurred, or (y) seven percent (7%) per annum, but not more than ten percent (10%) per annum, and Tenant shall pay to Landlord as Operating Expenses during the remainder of the Primary Term and any Extension Terms, the monthly amortization coming due during such portions of the Term. Notwithstanding the foregoing, for purposes of calculating Operating Expenses pursuant to this Section 4.1, Operating Expenses (with the exception of “Uncontrollable Expenses” (defined below)), shall not exceed for each calendar year following the first calendar year of the Term, the total amount of such Operating Expenses for the preceding calendar year plus four percent (4%) (on a cumulative basis, compounded annually). Any increases in Operating Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into all succeeding calendar years during the Term (subject to the foregoing limitation). In order to bill any such excess to Tenant in a future year, Landlord shall (i) show a calculation of the excess in the statement of Operating Expenses for the year in which the expenses are incurred (and Landlord acknowledges that Tenant may inspect and audit Landlord’s books and records relating to such amounts as described in this Lease even though they are not charged in such year); and (ii) show any such amount carried forward on the statement of Operating Expenses for each subsequent year until such amounts are billed to Tenant if permitted as described above. The term “Uncontrollable Expenses” means the Amortized Costs and the cost of any capital repairs or replacements that are not Major Capital Items Costs, the cost of Code Modifications as provided in Section 9.3, expenses relating to the cost of utilities, Insurance, Taxes, fire sprinklers, fire protection and smoke evacuation systems, and snow and ice removal. On or before the last month of each calendar year during the Term, Landlord shall estimate the total amount of Operating Expenses to be paid by Tenant during the following calendar year and Tenant shall pay to Landlord one-twelfth (1/12) of such sum as Tenant’s Estimated Operating Expenses Payments on the first day of each calendar month during each such calendar year, or part thereof, during the Term.

4.2 Operating Expense Reconciliation. On or before ninety (90) days following each calendar year during the Lease Term, Landlord shall deliver to Tenant a reasonably detailed reconciliation statement (the “Reconciliation”) showing the calculation of the actual Operating Expenses for the prior calendar year. If Tenant’s total payments of Operating Expenses for any year are less than actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant’s next payments or, if Tenant so requests, refund it to Tenant, which obligation shall survive the expiration or termination of the Lease Term. For purposes of calculating Operating Expenses, a “calendar year” shall mean a full calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease.

4.3 Operating Expense Exclusions. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant have any obligation to perform, pay directly, or reimburse Landlord for any of the following items: (1) costs covered by warranties; (2) costs of correcting defects in the design or construction of the Premises including latent defects or the material used in the construction of the Premises or building systems during the period of the applicable Construction Warranties (as defined in the Development Agreement), provided that for the purposes of this clause conditions (not occasioned by design or construction defects) resulting from ordinary wear and tear and use or from the misuse of Tenant or the Tenant Parties (as defined in Section 14.1) shall not be deemed defects; (3) real estate brokers’ commissions or other costs incurred for attracting tenants; (4) costs resulting from the gross negligence or willful misconduct of Landlord or Landlord’s property manager or the default of Landlord under this Lease or any other agreement affecting Landlord or the Premises; (5) legal, accounting or professional fees and costs incurred in connection with lease negotiations, the audit of any Landlord financial materials and requests related to any assignment or sublease, provided that the foregoing shall not operate to exclude the reasonable costs incurred by Landlord in connection with preparing the annual reconciliation of the Operating Expenses by Landlord’s property manager or a third-party accounting professional; (6) interest and principal payments or other amortization or depreciation charges on the Building (including without limitation the Building systems and equipment) or Premises or the indebtedness of Landlord (other than Amortized Costs as provided above); (7) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services for supplies or other materials to the extent the amounts incurred are in excess of those which would have been reasonably incurred if such supplies or services were obtained from unrelated third parties (but this provision does not prevent the payment of a management fee to Landlord not exceeding the amount specified in this Article 4); (8) contributions to any political or charitable persons or entities; (9) costs for the acquisition of sculpture, paintings or other art objects; (10) advertising, marketing and promotion costs; (11) costs associated with the operation of the corporation or other entity which constitutes the Landlord, as distinguished from costs of operation of the Building; (12) costs that are actually reimbursed to Landlord by insurance companies or other third parties; (13) reserves; (14) costs incurred to investigate, remove, remediate, or respond to any claim related to Hazardous Materials except Hazardous Materials that are the Tenant’s responsibility under Section 20); (15) the cost of insurance coverages not generally carried by landlords of similar buildings in the area or not specified in this Lease; (16) (a) deductibles in excess of $50,000 for commercial general liability insurance and property insurance coverages carried by Landlord, per occurrence and co-insurance payments, (b) deductibles for earthquake and earth movement coverage in excess of $100,000 or 3% of the insurable value, whichever is applicable, and (c) deductibles in excess of $100,000 for environmental or pollution liability coverage and for other insurance coverages required or permitted to be carried by Landlord under this Lease provided, that at Tenant’s request, Landlord and Tenant shall confer in good faith to resolve questions or concerns regarding the costs of the Landlord’s insurance coverage (including without limitation the amount of insurance premiums, deductible levels selected by the Landlord, and other aspects of Landlord’s insurance affecting the costs of such insurance included in Operating Expenses), with the intent to reasonably minimize the costs of Landlord’s insurance required to be paid by Tenant under this Lease consistent with the insurance coverage carried by landlords of similar facilities in McCarran, Nevada, provided that Landlord’s decision regarding Landlord’s insurance coverage shall be final and binding on the parties so long as the same is consistent with Landlord’s uniform policies of providing insurance for similar properties; (17) interest or penalties due to the late payment of taxes, utility bills or other costs; provided that Tenant is not in default beyond applicable notice and cure periods under this Lease in connection with the payment of such costs to Landlord; (18) any cost for overtime or other expenses to Landlord in curing defaults of Landlord under this Lease; (19) the costs including fines, penalties, and legal fees incurred due to violations of law, contracts or title matters by Landlord, its employees, agents, or contractors or assigns; (20) rent under any ground lease or master lease; (21) costs incurred in connection with the financing or transfer of the Premises or any interest therein; (22) the cost of any action that is specifically Landlord’s sole expense under this Lease; (23) any cost incurred by Landlord which is reimbursed by third parties; (24) estate, inheritance or succession taxes imposed on Landlord; and (25) franchise or income taxes imposed on Landlord except to the extent the same are in substitution of real estate taxes. Landlord will not collect or be entitled to collect more than one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the Premises in any Lease year.

4.4 Budget. Landlord or Landlord’s property manager shall provide Tenant with the proposed budget for the Operating Expenses for each calendar year (“Budget”) on or before November 1st of the prior year. Within ten (10) days after Tenant’s receipt of the Budget for a particular year, Tenant may request to meet with the Landlord or Landlord’s property manager to discuss any questions or to review the supporting documentation for the Budget. The meeting shall occur within thirty (30) days of Tenant’s receipt of the Budget. During that meeting, Tenant shall have the right to request that the Landlord or its property manager defer certain work until the following calendar year if feasible and not detrimental to the Premises or portion thereof or to obtain additional bids from other licensed qualified providers for a designated contracted service in an effort to reduce costs. The property manager shall select the lowest, qualified, responsible bid for each service.

4.5 Audit. Tenant shall have the right to conduct an audit of Operating Expenses and/or Taxes for any calendar year and other items of Additional Rent, provided such audit is conducted upon at least fifteen (15) days’ notice, at Tenant’s expense, during normal business hours, at Landlord’s office and is not conducted more than once with respect to the period in question, and provided further that such audit is commenced within one hundred eighty (180) days of Tenant’s receipt from Landlord of the relevant statement. If such audit reveals that Landlord has overcharged Tenant for Operating Expenses or Taxes or any other item of Additional Rent, Landlord shall reimburse Tenant for the amount of such overcharge (subject to Landlord’s right to contest same) within thirty (30) days of written notice, and if such overage with respect to any item of Additional Rent exceeds three percent (3%) of Tenant’s proportionate share of Operating Expenses or Taxes for any year or three percent (3%) of such other item of Additional Rent (as the case may be), Landlord shall reimburse Tenant for Tenant’s out-of-pocket cost of up to $5,000.00 in having such audit performed, provided that Landlord shall not be obligated to reimburse Tenant for the transportation and/or lodging expenses of Tenant’s auditor.

ARTICLE V

TAXES AND ECONOMIC INCENTIVES

5.1 Taxes. Landlord shall pay all Taxes that are payable with respect to the Premises during the Lease Term, which shall be included as part of the Operating Expenses charged to Tenant. For purposes hereof, “Taxes” means any and all of the following which may now or hereafter be levied, assessed, imposed upon or become a lien against or with respect to this Lease, the Premises or any part of the Premises, or the use or occupancy of the Premises at any time during the Term: (i) real property ad valorem taxes and assessments; (ii) charges made by any public or quasi-public authority for improvements or betterments to the Premises; (iii) sanitary taxes or charges, sewer or water taxes or charges; (iv) any other governmental or quasi-governmental impositions, charges, encumbrances, levies, assessments or taxes of any nature whatsoever related to the Premises, whether general or special, whether ordinary or extraordinary, and whether foreseen or unforeseen; (v) any charges, assessments or impositions with respect to the Premises pursuant to the Declaration; (vi) any personal property taxes imposed upon Tenant’s Property and appurtenances owned or used by Tenant in connection with the operation of the Premises, (vii) all rental, sales, use and inventory taxes or other similar taxes, if any, on the Rent payable by Tenant hereunder levied or imposed by any city, county, state or other authorized governmental body, and (viii) any penalties, fines or charges for Tenant’s failure to pay the amounts described in (i) through (vii) above on a timely basis as required by this Lease. Landlord shall forward to Tenant a copy of all notices, invoices and statements relating to Taxes for the Premises. Upon ten (10) days’ prior written notice to Tenant, Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof. If Landlord fails to contest the Taxes, Tenant may contest such taxes or may require Landlord to contest such taxes, at Tenant’s sole cost and expense (including, without limitation, Landlord’s reasonable attorneys’ fees and reasonable fees payable to tax consultants and attorneys for consultation and contesting taxes); provided, however, Tenant’s request of such contesting of Taxes shall be limited to one request in a calendar year. If Tenant contests the Taxes, Landlord shall cooperate in the institution and prosecution of any such proceedings of contesting taxes and will execute any documents reasonably required therefor. All reductions, refunds, or rebates of Taxes that have been paid or are payable by Tenant, after Landlord’s recovery of its reasonable costs incurred in connection with any contest, shall belong to Tenant whether as a consequence of a Tenant proceeding or otherwise. If any tax for which Tenant is liable hereunder is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall be liable for all taxes levied or assessed against Tenant’s Property and any other personal property of Tenant placed in the Premises, whether levied or assessed against Landlord or Tenant. Landlord shall pay any recording fees imposed by any governmental agency or municipality with respect to the recording of the memorandum of this Lease. Tenant shall pay any transfer taxes or recording fees with respect to any transfer by Tenant occurring with regard to this Lease. Landlord shall pay (or cause a party other than Tenant to pay) any transfer taxes or recording fees with respect to any transfer by Landlord (other than a transfer to Tenant or its affiliate) of any interest in the Premises or any direct or indirect interests in Landlord (and such amounts shall not be included in Operating Expenses).

5.2 Incentives Agreements/Declaration. Landlord acknowledges that Tenant may desire to seek, at Tenant’s sole cost and expense, certain agreements with various governmental jurisdictions, entities agencies or similar entities (“Governmental Entities”) in connection with Tenant’s decision to conduct business on the Premises, including, without limitation, economic development grants in amounts computed with reference to incremental property or sales taxes generated by the Premises (“Incentives Agreements”), and/or consents or approvals under the Declaration related to Tenant’s use of or improvements to the Premises permitted by this Lease (“Declaration Approvals”). Landlord agrees that it will reasonably cooperate with Tenant’s efforts to facilitate the Incentives Agreements and/or the Declaration Approvals provided that the same do not impose any cost or liability on Landlord or the Premises that is not reimbursed promptly by Tenant upon the occurrence thereof. Upon written request of Tenant, Landlord shall document the costs and expenses incurred by Landlord in connection with the construction of the Building or such other information or reports related to the Premises in such manner and in such detail as may be reasonably requested by Tenant and the Governmental Entities in order to obtain and maintain the benefits of the Incentives Agreement. It is understood and agreed that, unless otherwise agreed to in writing, all costs and expenses payable by either Landlord or Tenant under any Incentives Agreements or related to any Declaration Approvals, other than nominal administrative costs associated with Landlord’s satisfaction of reporting requirements, if any, under any such Incentives Agreements or with the filing of requests pursuant to the Declaration, shall be the sole obligation of Tenant.

ARTICLE VI

INSURANCE

6.1 Landlord’s Insurance. Landlord shall maintain (i) all risk (also known as “special form”) property insurance covering the full replacement cost of the Landlord Improvements constructed by Landlord on the Land pursuant to the Development Agreement with building laws and ordinance endorsement; commercial general liability insurance ISO Form CG 00 01, or its equivalent, which shall be primary and non-contributory, shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies and name Tenant as an additional insured, and meeting the additional requirements for commercial generally liability insurance set forth below; and (ii) environmental insurance covering third party contamination of the Premises with a per occurrence limit of not less than $3,000,000, which environmental insurance may be maintained under a blanket policy covering multiple properties of Landlord so long as the Premises are separately identified and insured therein. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary; provided, that such additional coverages are commercially reasonable and consistent with buildings of similar, class, quality, age and location. All such insurance shall be included as part of the Operating Expenses charged to Tenant. The Premises may be included in a blanket policy (in which case the cost of such insurance allocable to the Premises will be reasonably determined by Landlord and agreed upon by Tenant based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of changing market conditions or Tenant’s use of the Premises.

6.2 Tenant’s Insurance. Tenant, at its expense, shall maintain from and after the Commencement Date or any earlier date upon which Tenant enters or occupies the Premises or any portion thereof: all risk (or “special form”) property insurance covering the full replacement cost of all Tenant Improvements constructed by Tenant within the Premises, any Tenant-Made Alterations and Tenant’s Property installed or placed in the Premises by Tenant, such insurance shall cover all such property, as well as any losses arising from new construction, alterations, additions, renovations and repairs made by Tenant; worker’s compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law but not less than $500,000; commercial general liability insurance ISO Form CG 00 01, or its equivalent covering the Premises and Tenant’s use thereof against claims for bodily injury or death and property damage occurring upon, in or about the Premises with limits of not less than $1,000,000 per occurrence; commercial automobile liability insurance covering all owned, non-owned and hired vehicles with combined limits of not less than $1,000,000 per occurrence; and commercial umbrella/excess liability insurance with limits of not less than $10,000,000 per occurrence and in the aggregate. Tenant’s commercial general liability, automobile liability and umbrella and excess insurance policies shall name Landlord, Landlord’s lender (if any) and any other party reasonably designated by Landlord and agreed upon by Tenant in writing as an additional insured(s). Landlord may from time-to-time require reasonable increases in any such limits consistent with the insurance being required by institutional owners of similar projects in the area, but not more frequently than once every five (5) years. If Tenant shall fail to carry and maintain the insurance coverages set forth in this Section 6.2, Landlord may after thirty (30) days’ written notice to Tenant if Tenant fails to secure such coverage within such 30-day period (unless such coverages will lapse within such 30-day period in which event no notice shall be necessary), procure such policies and Tenant shall promptly reimburse Landlord for the reasonable cost therefor.

6.3 Policy Requirements. The commercial liability policies required of either party under this Lease shall provide coverage on an occurrence basis and not a claims-made basis, be issued by insurance companies which are authorized to do business in the state in which the Premises are located and have an A.M. Best’s rating not less than A-VII, and provide contractual liability coverage. Each party will endeavor to give the other party thirty (30) days’ prior written notice before any cancellation, material change or lapse of such coverage. Each party shall deliver certificates evidencing such policies to the other, upon the other party’s request, at the commencement of the Lease Term and thereafter within ten (10) days prior to the expiration or renewal of each such policy; provided that if such certificate of insurance is not available at the expiration of any such insurance, Tenant may, in lieu thereof, deliver to Landlord (i) at the expiration of any such insurance a letter or email from an authorized officer or risk manager of Tenant certifying to Landlord that such insurance has been renewed, and (ii) within five (5) days thereafter evidence of renewal as required above. Notwithstanding the foregoing, Tenant shall provide certificates evidencing its insurance to Landlord prior to the earlier of the Commencement Date or the date upon which Tenant enters and occupies the Premises pursuant to the Development Agreement. The insurance policies provided by Tenant for Tenant’s obligations shall be written as primary policies which do not contribute to and are not in excess of coverage which Landlord may carry.

6.4 Waiver of Subrogation. Notwithstanding any other provision of this Lease, neither party shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) for any loss of, or damage to, any of its property located within the Premises or upon, or constituting a part of, the Premises, which loss or damage arises from the perils that are insured or could be insured against under the ISO Causes of Loss-Special Form Coverage, including deductibles (whether or not the party suffering the loss or damage actually carries such insurance, recovers under such insurance, or self insures the loss or damage). Said mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss of, or damage to, property of the parties hereto. This waiver applies whether or not the loss is due to the negligent acts or omissions of Landlord or Tenant, or their respective officers, directors, employees, agents, contractors, or invitees. If required, each party hereto agrees immediately to give its insurance company(ies) written notice of the terms of said mutual waivers and to have its insurance policies properly endorsed, if necessary, to provide for such waiver of subrogation and to prevent the invalidation of any coverage by reason of said waivers.

ARTICLE VII

UTILITIES

7.1 Utilities. Tenant shall pay the applicable utility companies or governmental agencies for all water, gas, electricity, telephone, sewer, sprinkler services, refuse and trash collection, storm sewer and all other similar charges for and utilities and services used or consumed on or servicing the Premises during the Term; provided that, as a part of Landlord’s construction of the Premises, pursuant to the Development Agreement, any so-called “tap fees”, connection fees or impact fees in connection with the installation of such utilities shall be the responsibility of the Landlord. Landlord shall not in any way be liable or responsible to Tenant for any cost or damage or expense which Tenant may sustain or incur if either the quality or character of such service is changed or is no longer available or suitable for Tenant’s requirements except to the extent caused by the negligence or intentional misconduct of the Landlord or Landlord’s employees, agents, contractors or invitees. Tenant’s obligations for payment of utilities shall commence on the Commencement Date.

ARTICLE VIII

USE

8.1 Use. The Premises may be used for the purpose of receiving, storing, shipping distributing and selling products, materials and merchandise, for processing customer returns, for light assembly and repairs, general warehouse use, general office use and other ancillary and related uses. Notwithstanding the foregoing, Tenant shall not use or permit any use of the Premises that constitutes a Prohibited Use. For purposes hereof, a “Prohibited Use” is any use that: (i) violates any certificate of occupancy in force for the Premises; (ii) involves the storage, maintenance or handling of Hazardous Materials (as defined in Section 20.2 other than a Permitted Hazardous Material (as defined in Section 20.1) or not normally associated with a warehouse/distribution facility of consumer goods; (iii) violates any provision of the Permitted Exceptions, or (iv) violates any Legal Requirements. For purposes of this Lease, “Legal Requirements” means all applicable federal, state, county and municipal statutes, ordinances, codes, rules regulations and requirements affecting the Premises or Tenant’s use or occupancy thereof.

ARTICLE IX

CONDITION, MAINTENANCE AND REPAIRS

9.1 Landlord’s Repairs. Subject to Articles XI and XII, Landlord shall, at its sole cost and expense, maintain, repair and/or replace, as necessary, in good condition, reasonable wear and tear excepted, the structural elements of the roof, slab, foundation, and exterior walls and frame of the Building. All maintenance, repairs and replacements to be performed by Landlord pursuant to the preceding sentence shall comply with all Legal Requirements and any applicable provisions of the Declaration. In addition, as a part of Operating Expenses, Landlord shall also maintain, and repair and or replace, as necessary to maintain the Premises in good condition and repair, (i) the skylights, roof membrane and utility lines serving the Premises to the point of connection to the Building, and (ii) such other portions of the Premises that are the responsibility of Tenant to maintain pursuant to Section 9.2 below and that are to be maintained by Landlord as an Operating Expense as expressly provided in Section 9.2 below, until such time, if ever, that Tenant elects to self-maintain as provided therein. Notwithstanding the foregoing, damage to any such items for which Landlord is responsible caused by Tenant, or any of its subsidiaries, affiliates, employees, agents, contractors, licensees or invitees are expressly excluded from Landlord’s obligation and shall be the responsibility of Tenant.

9.2 Tenant’s Repairs. Commencing on the Commencement Date, Tenant shall maintain the Premises in good condition, reasonable wear and tear excepted, and shall be responsible for all repairs and replacements required to be made to the Premises or any portion thereof, except for those items that are the responsibility of Landlord under Section 9.1 above. It is the intention of the parties that following the Commencement Date, except as expressly provided in Sections 9.1, 11.1 and 12.1, any all maintenance, repair, replacement and other work required with respect to the Premises shall be Tenant’s sole responsibility and Landlord shall have no obligation or liability with respect thereto. Subject to the rights of the Tenant to terminate the Lease as provided in Article XI and Article XII of this Lease, and except as provided in Section 9.1, Tenant shall, at its sole cost and expense, promptly make all necessary repairs and replacements, ordinary as well as extraordinary, foreseen as well as unforeseen, in and to the Premises, including, without limitation, the entire interior and exterior of the Building, the roof, sidewalks, parking areas, railroad tracks (if utilized by Tenant), water, sewer, gas and electricity connections, pipes, mains and all other fixtures, machinery, apparatus, equipment and appurtenances now or hereafter belonging to, connected with or used in conjunction with the Premises. All such repairs and replacements shall be of first-class quality and sufficient for the proper maintenance and operation of the Premises and shall comply with all Legal Requirements and applicable provisions of the Declaration. Tenant shall keep and maintain the Premises, including all improvements situated thereon and all sidewalks, parking areas and areas adjacent thereto, safe, secure and clean, specifically including, but not by way of limitation, snow and ice clearance, landscaping and removal of waste and refuse matter. Except as provided in Sections 9.1, 11.2 and 12.1, Landlord shall not be required to furnish any services or facilities whatsoever to the Premises. Tenant hereby assumes full and sole responsibility for condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Premises.

Notwithstanding the foregoing, until such time as Tenant may elect to self-maintain the Premises, Landlord agrees to perform all repairs and replacements that are the responsibility of Tenant hereunder, the reasonable cost of all such repairs and replacement to constitute an Operating Expense for which Tenant is responsible for paying as provided in Section 4.1 above. Tenant may, upon not less than one hundred twenty (120) days prior written notice to Landlord, elect to self-maintain the Premises, in which event Landlord shall cease to perform Tenant’s obligations under this Section 9.2; provided that in such event Operating Expenses shall include a monthly management fee payable to Landlord equal to $2,000 per month. Upon Tenant’s election to perform its repair and replacement obligations under this Section 9.2, Landlord may require that Tenant maintain throughout the remainder of the Term maintenance contracts with contractors reasonably acceptable to Landlord covering the maintenance and repair of the HVAC and other Building systems as may be designated by Landlord on terms and conditions reasonably acceptable to Landlord; and Tenant shall be responsible for performing all such maintenance obligations in a manner that preserves all warranties affecting the Premises.

9.3 Compliance with Legal Requirements. Tenant, at its own cost and expense, shall promptly comply with any and all Legal Requirements now or hereafter affecting and applicable to Tenant’s operations at or specific use of the Premises or any part thereof. The foregoing obligation of Tenant shall include Tenant’s making, at its expense, any modifications (“Tenant Code Modifications”) required to make the Premises comply with any and all Legal Requirements, if such compliance is due to Tenant’s specific use of the Premises or any part thereof, or the construction of Tenant-Made Alterations. Otherwise, Landlord shall be responsible for performing any alteration or modification of the Premises that is made necessary by Legal Requirements of general applicability as opposed to Tenant’s specific use of the Premises or Tenant-Made Alterations (a “Code Modification”), and Landlord shall be entitled to reimbursement from Tenant for the cost of any such Code Modification as an Operating Expense. If as a result of one or more Legal Requirements it is necessary from time to time during the Term to perform a Code Modification that (i) would be characterized as a capital expenditure under generally accepted accounting principles and (ii) is not made necessary as a result of the specific use being made by Tenant of the Premises or a Tenant-Made Alteration, then (a) Landlord shall have the obligation to perform the Code Modification, (b) the cost of such Code Modification shall be amortized on a straight-line basis over the useful life of the item in question in accordance with generally accepted accounting principles at the same interest rate as is specified for Amortized Costs in Section 4.1 above, and (c) Tenant shall be obligated to pay (as Additional Rent, payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder) for the portion of such amortized costs attributable to the remainder of the Term, including any extensions thereof which are exercised by Tenant.

9.4 Fixtures. All of Tenant’s Property, including any trade fixtures, furniture, equipment and other personal property used in connection with the operation of Tenant’s business on the Premises that Tenant places or installs in the Premises at its expense prior to or during the Term hereof, shall remain Tenant’s property and shall be removed by Tenant upon termination of this Lease. Tenant shall repair any and all damage caused by such removal at its sole cost and expense. In the event that Tenant fails to remove said items when it vacates the Premises, said items shall be deemed abandoned and title thereto shall automatically vest in Landlord; provided, however, that Tenant shall pay Landlord all reasonable costs and expenses incurred by Landlord in removing said items from the Premises and disposing of same.

9.5 [Intentionally omitted].

9.6 Landlord’s Warranties. Landlord warrants to Tenant as follows (collectively, the “Warranties”):

(a) Landlord covenants and agrees to cause the general contractor engaged to construct the Initial Improvements pursuant to the Development Agreement (the “General Contractor”) to warrant that all materials and equipment furnished in connection with the construction of the Initial Improvements, include above and below ground elements, shall be of good quality and new unless otherwise specified, that the Initial Improvements shall be of good quality, free from faults and defects, in good operating condition, and that all materials and the Initial Improvements shall be in conformance with the Approved Plans and the terms of this Lease, which warranty shall remain in effect for one (1) year after Substantial Completion (as defined in the Development Agreement) of the Initial Improvements.

(b) In addition to the general warranty set forth above, Landlord covenants and agrees to cause the General Contractor to deliver manufacturer’s warranties with respect to the Initial Improvements, as set forth in Exhibit “D” attached hereto and incorporated herein by reference.

(c) The warranties set forth in this Section 9.6 shall exclude damages or defects caused by casualty or by Tenant, its employees, invitees, licensees, contractors, subcontractors, and agents, by improper or insufficient maintenance, by improper operation, or by normal wear and tear.

(d) Further, and not in limitation of the foregoing, to the extent that any portion or component of the Building or any building systems require repair or replacement during the Term, and are covered by a warranty (for example, and not in limitation, the roof warranty), then regardless of any other provision of this Lease and regardless of the provisions of Section 9.2, upon written request from Tenant to Landlord, Landlord shall exercise and enforce its rights under the warranty in question within five (5) business days and prior to expiration of the applicable warranty period.

(e) Upon satisfaction of the Acquisition Contingency (defined below), Landlord has fee simple title to the Land subject to no covenant, restrictions, easements or encumbrances other than the Permitted Exceptions.

(f) The Tenant’s permitted use is an allowed use under the zoning code and other all applicable codes and regulations of the City of McCarran.

(g) Subject to Tenant’s compliance with Legal Requirements and the Declaration with respect to the Tenant Improvements (as defined in the Development Agreement), the Premises shall be in compliance with all applicable Legal Requirements and any applicable provisions of the Declaration as of the Commencement Date and the Landlord has completed or complied with all conditions or obligations imposed, implied or to be undertaken by the Landlord pursuant to any zoning, subdivision, development laws or agreements with any governmental entities in connection with the construction of the Initial Improvements.

(h) To Landlord’s current actual knowledge as of the Effective Date, and in reliance on the geotechnical report prepared for Seefried Industrial Properties, Inc. by Black Eagle Consulting, Inc. dated December 27, 2013, Project Number 1714-01-1, the conditions of the Land, including without limitation, the soil is adequate and suitable for construction of the Initial Improvements.

(i) To Landlord’s current actual knowledge as of the Effective Date, and in reliance on the Phase 1 Environmental Site Assessment prepared by McGinley & Associates, Inc. for Seefried Industrial Properties, Inc. dated December 10, 2013, for APNS 005-071-06 and 007-071-07, upon delivery to the Tenant, the Premises shall be free of all Hazardous Materials (defined below).

(j) The individual executing the Lease and the Development Agreement on behalf of Landlord is duly authorized to do so. Landlord has full right, power and authority to enter into and perform its obligations under this Lease and the Development Agreement, including the authority to Lease the Premises to Tenant. The execution, delivery and performance of this Lease and the Development Agreement by Landlord have been duly authorized and approved by all requisite action of Landlord. This Lease and the Development Agreement are binding on and enforceable against Landlord in accordance with their terms. No action, consent or approval of any person or entity, including any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Landlord is required.

9.7 Landlord Indemnity Regarding Warranties. Landlord agrees to hold Tenant harmless from, and defend against (with legal counsel reasonably acceptable to Tenant) all claims, losses, liabilities, damages, costs, and expenses, including, without limitation, reasonable attorneys’ and consultants’ fees, costs and expenses, but not incidental, special, punitive or consequential damages, which may arise out of or in any way be connected with the breach or material inaccuracy of the representation and warranties set forth in Section 9.6.

9.8 Tenant Warranties. Tenant warrants to Landlord as follows:

(a) The individual executing the Lease and the Development Agreement on behalf of Tenant is duly authorized to do so. Tenant has full right, power and authority to enter into and perform its obligations under this Lease and the Development Agreement, including the authority to Lease the Premises from Landlord. The execution, delivery and performance of this Lease and the Development Agreement by Tenant have been duly authorized and approved by all requisite action of Tenant. This Lease and the Development Agreement are binding on and enforceable against Tenant in accordance with their terms. No action, consent or approval of any person or entity, including any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Tenant is required.

9.9 Tenant Indemnity Regarding Warranty. Tenant agrees to hold Landlord harmless from, and defend against (with legal counsel reasonably acceptable to Landlord) all claims, losses, liabilities, damages, costs, and expenses, including, without limitation, reasonable attorneys’ and consultants’ fees, costs and expenses, but not incidental, special, punitive or consequential damages, which may arise out of or in any way be connected with the breach or material inaccuracy of the representation and warranties set forth in Section 9.8.

ARTICLE X

TENANT-MADE ALTERATIONS

10.1 Alterations. Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Installation of Tenant’s furniture, fixtures and equipment and other of Tenant’s Personal Property shall be governed by the Development Agreement and shall not be considered Tenant-Made Alterations. Notwithstanding the foregoing, Landlord’s consent shall not be required for Tenant-Made Alterations that are non-structural, are made only to the interior of the Building, do not cost in excess of $100,000 for any one Tenant-Made Alteration or $300,000 in the aggregate within any single Lease Year and do not involve building penetrations that adversely affect the Building’s structure or the Building’s systems (collectively, “Minor Alterations”); provided that prior to performing any Minor Alterations Tenant shall provide written notice to Landlord describing in reasonable detail the scope and nature of the work to be performed, and upon Landlord’s request Tenant shall remove any or all of the foregoing upon termination of this Lease and repair any damage caused by such removal. As part of its approval process, Landlord may require that Tenant submit plans and specifications to Landlord for any Tenant-Made Alterations requiring Landlord’s approval. Landlord shall respond to all requests by Tenant for consent to Tenant-Made Alterations within ten (10) Business Days of receipt of a written request describing in reasonable detail the proposed Tenant-Made Alteration, together with plans and specifications therefor if required. If Landlord fails to respond within such ten (10) Business Day period, Tenant may deliver a second request with a conspicuous notice that failure to respond will result in a deemed disapproval, and if Landlord does not respond to the second request within five (5) Business Days, Landlord shall be deemed to have approved Tenant’s request. In the event that Tenant performs a Tenant-Made Alteration without Landlord’s prior written consent and it is determined that Landlord’s consent was actually required under the terms of this Section, Landlord shall evaluate the completed Tenant-Made Alteration and give or withhold its consent as described above in this Section. If Landlord withholds its consent, Landlord may require that Tenant commence removal of the Tenant-Made Alteration and repair any damage to the Premises resulting from the unauthorized Tenant-Made Alteration or such removal within one hundred twenty (120) days after receipt of Landlord’s written disapproval and pursue such removal at Tenant’s sole cost until it is complete; provided, however, that if, after receipt of Landlord’s written notice, Tenant fails to commence removal of the Tenant-Made Alteration within said one hundred twenty day period, or fails to remove the subject Tenant-Made Alteration and complete any required repairs within a reasonable time thereafter, in either event, Landlord shall have the right to cause the removal of the subject Tenant-Made Alteration at Tenant’s reasonable cost. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with Legal Requirements and the Declaration and shall construct at its expense any alteration or modification required by Legal Requirements and the Declaration as a result of any Tenant-Made Alterations. All Tenant-Made Alterations shall be constructed at Tenant’s sole cost in a good and workmanlike manner, in accordance with all Legal Requirements and any applicable provisions of the Declaration, and only new materials consistent with the quality of materials used in the existing improvements shall be used. Landlord may reasonably monitor construction of the Tenant-Made Alterations that require Landlord’s approval. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs incurred by Landlord in connection with review of Tenant’s plans and specifications and supervising or monitoring the construction; provided, that prior to incurring any such costs for which Landlord intends to seek reimbursement from Tenant, Landlord shall provide Tenant with an estimate of the costs and Tenant may elect not to proceed with the Tenant-Made Alteration if Tenant does not approve of the cost. Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. At the completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord final lien waivers from each contractor and subcontractor who did work on or supplied materials for the Tenant-Made Alterations that cost in excess of $10,000. At the time Landlord consents to a Tenant-Made Alteration (or within ten (10) Business Days after a written request by Tenant if the Tenant-Made Alteration is not one for which consent is required), Landlord shall notify Tenant whether Tenant shall be required to remove the Tenant-Made Alteration at the expiration or termination of the Lease Term, and to restore the Premises to its condition prior to such Tenant-Made Alteration having been made. Failure of Landlord to notify Tenant that a Tenant-Made Alteration must be removed shall mean that Tenant may leave or remove the Tenant-Made Alteration, at its election, provided that if Tenant removes the Tenant-Made Alteration, it shall repair any damage caused by such removal. Except as otherwise provided herein, all Tenant-Made Alterations shall immediately upon completion or installation thereof be and become a part of the Premises and the property of Landlord without payment therefor by Landlord shall be surrendered to Landlord upon termination of this Lease.

10.2 Indemnity. Tenant agrees to hold Landlord harmless from, and defend against (with legal counsel reasonably acceptable to Landlord) all liens, claims and liabilities of every kind, nature and description (including, without limitation, attorneys’ fees), which may arise out of or in any way be connected with any Tenant-Made Alteration, Tenant shall not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor, material or services furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed for the Premises by, or at the direction or sufferance of Tenant.

ARTICLE XI

DAMAGE OR DESTRUCTION

11.1 Damage. If at any time during the Term the Premises are damaged by a fire or other casualty (excluding a Third Party Contamination as described in Section 20.7), Landlord shall, within a reasonable time following said casualty, repair and restore the Premises (but excluding any Tenant Improvements, Tenant’s Property and Tenant-Made Alterations) at Landlord’s expense to substantially the same condition as existed immediately before such casualty; provided that Landlord’s cost to repair and restore the Premises shall be limited to the amount of insurance coverage available under the property insurance policies required to be carried by Landlord as provided in Section 6.1 above plus the amount of any deductible under those policies. Landlord shall notify Tenant within thirty (30) days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises (the “Initial Reconstruction Notice”). Notwithstanding the foregoing, if the restoration time set in the Initial Reconstruction Notice is estimated by Landlord’s general contractor to exceed two hundred ten (210) days following the casualty, or if the cost of restoration exceeds the amount of available insurance coverage plus the deductible and neither Landlord or Tenant is willing to pay the excess cost, then either Landlord or Tenant may elect to terminate this Lease, in each case upon notice to the other party given no later than thirty (30) days after Landlord’s Initial Reconstruction Notice.

11.2 Restoration. If neither party elects to terminate this Lease or if Landlord’s general contractor estimates that restoration will take two hundred ten (210) days or less, then Landlord shall promptly restore the Premises, including without limitation the Landlord Improvements, as provided in Section 11.1 above. Any insurance proceeds remaining unused after Landlord substantially completes its restoration of the Premises shall belong to Landlord. In addition, Tenant may terminate this Lease upon thirty (30) days’ prior written notice to Landlord, which notice shall have a heading in at least 12-point type, bold and all caps as follows: “FAILURE TO COMPLETE REPAIR WITHIN THIRTY (30) DAYS SHALL RESULT IN TENANT EXERCISING TERMINATION RIGHTS.” if the actual restoration is not completed within one (1) month after the end of Landlord’s general contractor’s estimated restoration period, subject to extension for Force Majeure and for Tenant Delays (as defined in the Development Agreement); provided, however, if Landlord completes the restoration in said thirty (30) day notice period, Tenant’s notice of termination shall be null and void and this Lease shall continue in full force and effect. Tenant may elect, in its sole discretion, by written notice to Landlord within ten (10) days following Tenant’s receipt of the Initial Reconstruction Notice, whether to restore at its expense, any Tenant-Made Alterations required to be removed at the end of the Term, provided that if Tenant so elects not to restore any Tenant-Made Alterations, Landlord shall notify Tenant within five (5) days following Landlord’s receipt of notice of Tenant’s election not to restore any Tenant-Made Alterations of the amount of any additional expense to be incurred by Landlord as a result of such election, and Tenant shall promptly reimburse Landlord for any additional expense incurred by Landlord in the restoration of the Premises resulting from such failure to restore.

11.3 Casualty During Last Two Lease Years. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease if the Premises are damaged during the last twenty four (24) months of the Term and Landlord’s general contractor reasonably estimates that the time required to repair such damage will take more than (i) one hundred eighty (180) days, if the casualty occurs when there remains between twelve (12) and twenty-four (24) months in the Term; and (ii) sixty (60) days, if the casualty occurs during the last twelve (12) months of the Term; provided that if Landlord exercises its termination right during the last twenty four (24) months, Tenant may nullify such termination by exercising any then-existing Extension Option within twenty (20) days following Tenant’s receipt of Landlord’s termination notice.

11.4 Rent Abatement. Base Rent shall be abated for the period that the Premises or any part thereof are unusable by reason of any such damage in the proportion which the area of the Premises, if any, in which the casualty or related restoration work materially interferes with Tenant’s operations bears to the total area of the Premises.

ARTICLE XII

EMINENT DOMAIN

12.1 Condemnation. If all of the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), or if any part of the Premises should be Taken and the partial Taking would prevent or materially interfere with Tenant’s access to or reasonable use of the Premises, and (i) in the reasonable opinion of Landlord’s general contractor, the Premises, the Building and/or material access, as applicable, cannot be repaired, rebuilt or restored within two hundred ten (210) days after the date of such taking (the “Outside Condemnation Date”), or (ii) Landlord’s general contractor determines that the same cannot be restored with the proceeds received by Landlord from such Taking and neither Landlord or Tenant elects not to fund the cost in excess of the available proceeds from the Taking for the restoration of the Premises, then Landlord shall give written notice to Tenant of such determination, and in either such case upon written notice by Landlord or Tenant to the other given within fifteen (15) days following such notice from Landlord, this Lease shall terminate on the date title passes and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly, at its sole cost and expense, restore and reconstruct the Premises, and the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances based on the portion of the Premises Taken. In such event, Landlord shall provide Tenant with an estimated period for completion of such repairs and/or restoration which shall be no longer than two hundred ten (210) days after the date of the taking (“Estimated Restoration Period”). If the actual restoration is not completed within one (1) month after the end of Landlord’s Estimated Restoration Period, subject to extension for Force Majeure and for Tenant Delays; Tenant may terminate this Lease upon thirty (30) days’ prior written notice to Landlord, which notice shall have a heading in at least 12-point type, bold and all caps as follows: “FAILURE TO COMPLETE REPAIR WITHIN THIRTY (30) DAYS SHALL RESULT IN TENANT EXERCISING TERMINATION RIGHTS.” provided, however, if Landlord completes the restoration in said thirty (30) day notice period, Tenant’s notice of termination shall be null and void and this Lease shall continue in full force and effect. Upon any such termination, neither Landlord nor Tenant shall have any further obligations hereunder except those that would otherwise survive the termination of this Lease as expressly provided herein. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and the Premises; and Tenant shall receive the entire award or other compensation for any Tenant Improvements, Tenant-Made Alterations and Tenant’s Property. Tenant may elect to separately pursue a claim against the condemnor for the value of such items, moving costs, loss of business, and other claims it may have, provided that Tenant may not assert any claim if doing so would reduce the award payable to Landlord. Without limiting the foregoing, if the condemning authority specifically designates that a portion of the award is attributable to (i) the value of Tenant Improvements, Tenant’s Property or Tenant-Made Alterations, (ii) Tenant’s moving costs, and/or (iii) Tenant’s loss of business, then Landlord shall promptly pay Tenant such portion of its award that is attributable to the foregoing.

ARTICLE XIII

ASSIGNMENT AND SUBLETTING

13.1 Landlord Consent. Without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises each of the foregoing, a “Transfer”) to any person or entity (a “Transferee”) and any attempt to do any of the foregoing shall be void and of no effect. Except as set forth in Section 13.2, any change in control of Tenant resulting from a merger, consolidation, stock transfer (other than arising out of the sale or transfer of Tenant’s stock listed for trading in public markets) or asset sale shall be considered an assignment or transfer which requires Landlord’s prior written consent unless the tangible net worth of the Transferee is equal to or more than $100 million or the Transferee has an investment grade credit rating of BBB or better, in which case, Landlord’s consent shall not be required.

13.2 Related Assignment. Tenant shall have the right, upon fifteen (15) days prior written notice to Landlord (but prior notice shall not be required if prohibited contractually or by law, but in either such event Tenant shall notify Landlord of such subletting or assignment promptly after the transaction takes place) without Landlord’s prior consent, (i) to sublet all or part of the Premises to Tenant’s parent company (“Parent”), or to any entity which is under control or common control with Tenant, or to any entity which is a direct or indirect wholly-owned subsidiary of Tenant or its Parent (any of such entities being herein called a “Parent Affiliate”); or (ii) to assign this Lease (x) to a Parent or a Parent Affiliate or to (y) a successor entity into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property (a “Successor Entity”), provided that such successor entity assumes all of the obligations and liabilities of Tenant under this Lease. Any sublease or assignment pursuant to and in compliance with this Section 13.2 shall be referred to herein as a “Related Assignment”. The provisions of Section 13.3 below shall not apply to any Related Assignment. In the event of a Related Assignment, no such Related Assignment shall result in a release of Tenant hereunder.

13.3 Tenant Notice. If Tenant desires to assign this Lease or sublet the Premises or any part thereof, Tenant shall give Landlord written notice no later than fifteen (15) Business Days in advance of the proposed effective date of any proposed assignment or sublease, specifying (i) the name and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Premises proposed to be subleased, (iii) the proposed effective date and duration of the assignment or subletting and (iv) the proposed rent or consideration to be paid to Tenant by such assignee or sublessee. Tenant shall promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease. Landlord shall have a period of ten (10) Business Days following receipt of such notice and other information requested by Landlord within which to notify Tenant in writing that Landlord elects: (i) to permit Tenant to assign or sublet such space; provided, however, that, if the rent rate agreed upon between Tenant and its proposed subtenant is greater than the rent rate that Tenant must pay Landlord hereunder for that portion of the Premises, or if any consideration shall be promised to or received by Tenant in connection with such proposed assignment or sublease (in addition to rent), then one half (1/2) of such excess rent and other consideration (after payment of brokerage commissions, attorneys’ fees and other disbursements reasonably incurred by Tenant for such assignment and subletting if acceptable evidence of such disbursements is delivered to Landlord) shall be considered additional Rent owed by Tenant to Landlord, and shall be paid by Tenant to Landlord, in the case of excess rent, in the same manner that Tenant pays Base Rent and, in the case of any other consideration, within ten (10) Business Days after receipt thereof by Tenant; or (ii) to refuse, in Landlord’s reasonable discretion, to consent to Tenant’s assignment or subleasing of such space and to continue this Lease in full force and effect as to the entire Premises. If Landlord should fail to notify Tenant in writing of such election within the ten (10) Business Day period following Landlord’s receipt of Tenant’s written notice requesting Landlord’s consent and other information requested by Landlord as provided above, Landlord shall be deemed to have consented. Tenant agrees to reimburse Landlord for reasonable legal fees and any other reasonable costs incurred by Landlord in connection with any requested assignment or subletting (not to exceed One Thousand Five Hundred and No/100 Dollars ($1,500.00) with respect to any reasonable requests). Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord. In the event Landlord consents to any assignment or subletting, no such assignment or subletting shall result in a release of Tenant hereunder.

13.4 No Deemed Consent. No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer. Permitted assignees shall become liable directly to Landlord for all obligations of Tenant hereunder. Notwithstanding any provision herein to the contrary (including, without limitation, the immediately preceding sentence), Tenant shall not be relieved of any liability hereunder by virtue of any assignment or subletting and Tenant shall continue to be responsible for ensuring that any subtenant or assignee observes Tenant’s obligations with respect to Tenant’s use and occupancy of the Premises. No assignment, subletting, occupancy or collection shall be deemed the acceptance of the assignee, tenant or occupant, as Tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease if such consent is otherwise required under this Lease.

ARTICLE XIV

INDEMNIFICATION

14.1 Tenant’s Indemnity. Without limiting Sections 13.1 and 14.4 of the Development Agreement, and subject to Section 6.4 of this Lease, from and after the Commencement Date, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties (defined below), Tenant agrees to indemnify, defend and hold harmless Landlord and its affiliates and their agents, directors, officers and employees (collectively, “Landlord Indemnitees”), from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) resulting from actual or threatened claims by third parties occasioned by injuries to any person and damage to, or theft or loss of, property occurring in or about the Premises to the extent caused or alleged to be caused by the negligence or willful misconduct of Tenant or any invitee, licensee, employee, director, officer, agent, contractor or subcontractor of Tenant (collectively “Tenant Parties”). In case any action or proceeding is brought against any Landlord Indemnitee and such claim is a claim from which Tenant is obligated to indemnify Landlord Indemnitees pursuant to this Section, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord unless Tenant’s insurance company designates counsel) at Tenant’s expense. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Section 14.1.

14.2 Landlord Indemnity. To the extent permitted by law, but subject to Section 6.4, except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Parties, Landlord agrees to indemnify, defend and hold harmless Tenant and its affiliates and their agents, directors, officers and employees (collectively, “Tenant Indemnitees”), from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) resulting from actual or threatened claims by third parties occasioned by (a) injuries to any person and damage to, or theft or loss of, property occurring in or about the Premises to the extent caused or alleged to be caused by the negligence or willful misconduct of Landlord or any invitee, licensee, employee, director, officer, agent, contractor or subcontractor of Landlord (collectively “Landlord Parties”), or (b) any actual or alleged breach of this Lease by Landlord. In case any action or proceeding is brought against any Tenant Indemnitee and such claim is a claim from which Landlord is obligated to indemnify Tenant Indemnitees pursuant to this Section, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant unless Landlord’s insurance company designates counsel) at Landlord’s expense. The furnishing of insurance required hereunder shall not be deemed to limit Landlord’s obligations under this Section 14.2.

14.3 Neither party shall be liable to the other for special or consequential damages, except Tenant shall be liable for consequential damages should Tenant holdover possession of the Premises without the Landlord’s consent following termination or expiration of the Term of this Lease.

ARTICLE XV

LIENS

15.1 Lien Claims. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, nor shall any interest or estate of Landlord in the Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant, and any claim to or lien upon the Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall in all respects be subject and subordinate to the paramount title and rights of Landlord in and to the Premises. Tenant will not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction of sufferance of Tenant; provided, however that Tenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien, as long as such liens are removed by bond within thirty (30) days or Landlord’s interest in the Premises is otherwise protected to the reasonable satisfaction of Landlord. On any final determination of the lien or claim for lien, Tenant will immediately pay any judgment rendered, with all proper costs and charges, and will, at its own expense, have the lien released and any judgment satisfied.

15.2 Landlord’s Right to Cure. If Tenant shall fail to contest the validity of any lien or claimed lien or fail to give security to Landlord to insure payment thereof, or shall fail to prosecute such contest with diligence, or shall fail to have the same released and satisfy any judgment rendered thereon, then Landlord may, at its election (but shall not be so required), following a notice to Tenant and a failure to cure by Tenant as set forth in Section 16 of this Lease, remove or discharge such lien or claim for lien (with the right, in its discretion, to settle or compromise the same), and any amounts advanced by Landlord, including reasonable attorneys’ fees, for such purposes shall be Additional Rent due from Tenant to Landlord on the first day of the next calendar month, with interest thereon at an annual interest rate equal to the Delinquency Rate, as defined in Section 23.12.

15.3 Waiver of Landlord’s Lien. Landlord hereby waives any lien rights which it may otherwise have concerning Tenant’s Property and the inventory stored within the Premises, along with any other equipment or supplies utilized by Tenant in its business operations. Landlord and its mortgagee and/or mortgagees shall execute and deliver to Tenant, upon request documents which waive any lien of Landlord and Mortgagee, if any, as to Tenant’s Property leased or financed by Tenant, and inventory, which waiver shall be effective only during the term of such encumbrance by Tenant.

ARTICLE XVI

DEFAULT AND REMEDIES

16.1 Tenant’s Default. Tenant agrees that the occurrence of any one or more of the following events shall be considered an “Event of Default” as said term is used herein:

(a) Tenant shall file an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceeding or under any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension; or

(b) Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant, or any of the assets of Tenant; or

(c) Tenant shall file a voluntary petition in bankruptcy, or shall admit in writing its inability to pay its debts as they come due, or shall file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law; or

(d) A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated within sixty (60) days from the date of entry or granting thereof; or

(e) Tenant shall default in making any payment of Rent within five (5) days of when due; provided that for the first two (2) times in each Lease Year of the Term, Tenant shall have five (5) business days following receipt of Landlord’s written notice to Tenant of Tenant’s failure to pay said Rent, and Tenant’s failure to pay shall not be an Event of Default hereunder if Tenant makes said payment within said five (5) business days following receipt of Landlord’s written notice; or

(f) If Tenant shall fail to comply with an order of a court of competent jurisdiction or proper order of a governmental authority, which relate to the Premises, within the required time period; or

(g) If Tenant shall default in the performance of any covenant, promise or agreement on the part of Tenant contained in this Lease not otherwise specified in this Section 16.1 and such default shall continue for thirty (30) days after notice thereof in writing by Landlord to Tenant, or if such default or condition which gives rise thereto cannot with due diligence and good faith be cured within such thirty (30)-day period, if Tenant shall not in good faith and within the period of thirty (30) days commence the curing of such default and pursue the curing of such default continuously and diligently and in good faith to the end that such default shall be cured within such minimum period in excess of thirty (30) days as may be reasonably necessary to cure such default through pursuing such cure promptly, diligently, continuously and in good faith.

16.2 Landlord’s Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Landlord may, at its election, exercise any one or more of the following described remedies, in addition to all other rights and remedies provided at law, in equity or elsewhere herein:

(a) Landlord may terminate this Lease by giving to Tenant written notice of Landlord’s election to do so, in which event the Term and all right, title and interest and obligations of Tenant hereunder shall end on the date stated in such notice.

(b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease, by giving written notice to Tenant that Tenant’s right of possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice. In such event, Landlord may reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for Tenant’s failure to pay Rent or other amounts payable under this Lease or as a result of any other breach of this Lease.

(c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord by a suit or suits in equity or at law for the performance of any covenant or agreement herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation (i) injunctive relief, (ii) recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease, and (iii) any other damages incurred by Landlord by reason of Tenant’s default under this Lease.

(d) Landlord shall however use commercially reasonable efforts to relet the Premises and mitigate damages.

16.3 Reentry to Premises. Should Landlord elect to reenter as provided herein with or without terminating this Lease, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, rent the Premises or any part of the Premises, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include alteration and repair of the Premises) as Landlord, in its commercially reasonable discretion, may determine, and Landlord may collect and receive the rent due in connection therewith. Landlord shall not be required to accept any tenant offered by Tenant or any third party or observe any instruction given by Tenant relative to such reletting. No such reentry or taking possession by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Article XVI or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

16.4 Damages Without Lease Termination. In the event that Landlord does not elect to terminate this Lease, but on the contrary elects to take possession of the Premises, then, in addition to all other rights and remedies of Landlord, Tenant shall pay to Landlord (i) Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s commercially reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting, plus (ii) interest on any unpaid Rent to accrue at the Delinquency Rate from the date that the Rent is due until the date it is paid. If, in connection with any reletting, the new lease term extends beyond the Term, or the Premises covered by such new lease includes other premises not part of the Premises, a fair apportionment of the rent received from such reletting will be made in determining the net proceeds from such reletting. Tenant will pay such Rent and other sums to Landlord monthly on the day on which such sums would have been payable under this Lease if possession had not been retaken, and Landlord shall be entitled to receive such Rent and other sums from Tenant on each such day.

16.5 Damages Upon Lease Termination. If Landlord terminates this Lease, (i) Tenant shall remain liable to Landlord for all obligations of Tenant under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in Landlord’s notice of termination, and (ii) Landlord may recover from Tenant the sum of: all Base Rent, Additional Rent and all other amounts accrued hereunder to the date of such termination; and all damages incurred by Landlord arising from such Event of Default, including but not limited to (A) the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord (provided that Tenant shall not be liable for any portion applicable to the period after the scheduled expiration date of the Term), and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into the condition necessary to rent the Premises at the prevailing market rate to the extent that

Tenant was required to perform such restoration at the scheduled expiration of the Term of this Lease, brokerage fees, advertising costs and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and (B) the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration all relevant factors, including, but not limited to, (a) the length of time remaining in the remaining Term, (b) the then current market conditions in the general area in which the Premises is located, (c) the likelihood of reletting the Premises for a period of time equal to the remainder of the Term, (d) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Premises is located, (e) the vacancy levels in the general area in which the Premises is located, (f) current levels of new construction that will be completed during the remaining Term and how this construction will likely affect vacancy rates and rental rates, and (g) inflation. Such present values shall be calculated at a discount rate of five percent (5%) per annum.

16.6 Survival of Tenant Obligations. No termination of this Lease and no taking possession of and/or reletting the Premises or any part thereof, shall relieve Tenant of its monetary liabilities and obligations hereunder, except as specifically provided herein, all of which shall survive such expiration, termination, repossession or reletting except as otherwise specifically provided.

16.7 Waivers. To the extent permitted by law, Landlord and Tenant waive and shall waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage. No failure by either party to insist upon the strict performance by the other party of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no payment or acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or completed with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

16.8 Suits to Recover Damages. Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rent payable hereunder or any other sums payable by Tenant to Landlord pursuant to this Lease, may be brought by Landlord at any time and from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired had there been no Event of Default by Tenant.

16.9 Cumulative Remedies. No remedy contained herein or otherwise conferred upon or reserved to Landlord, shall be considered exclusive of any other remedy, unless it so expressly provides, but the same shall be cumulative and shall be in addition to every other remedy given herein, now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and as often as occasion may arise or as may be deemed expedient. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be construed to be a waiver of any such default or an acquiescence therein.

16.10 Landlord’s Right to Perform Tenant’s Obligations. Upon occurrence of an Event of Default, Landlord may (but shall not be obligated so to do), and without waiving or releasing Tenant from any obligation of Tenant hereunder, make any payment or perform any other act which Tenant is obligated to make or perform under this Lease in such manner and to such extent as Landlord may reasonably deem necessary; and in so doing Landlord shall also have the right to enter upon the Premises at reasonable times for any purpose reasonably necessary in connection therewith and to pay or incur any other necessary and incidental costs and expenses, including reasonable attorneys’ fees. All sums so paid and all liabilities reasonably so incurred by Landlord shall be payable to Landlord upon demand as Additional Rent. Landlord shall use reasonable efforts to give prior notice of its performance, if reasonably feasible under the circumstances. The performance of any such obligation by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same. Inaction of Landlord shall never be considered as a waiver of any right accruing to it pursuant to this Lease. Nothing contained herein shall be construed to require Landlord to advance monies for any purpose.

16.11 Security Deposit. Tenant shall, within ten (10) business days following the waiver or satisfaction of the Acquisition Contingency (as defined in Section 23.20 below) deliver to Landlord the Letter of Credit described below, at Tenant’s sole cost and expense, as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease, the Development Agreement and any other document executed in connection with this Lease (collectively, the “Lease Documents”); provided, however, that neither the Letter of Credit nor any Letter of Credit proceeds shall be deemed an advance rent deposit or an advance payment of any kind, or a measure of Landlord’s damages upon an Event of Default by Tenant. Landlord shall not be required to segregate the Letter of Credit proceeds from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Landlord may (but shall not be required) to draw upon the Letter of Credit and use all or any portion of the proceeds (the “Letter of Credit Proceeds”) to cure any Event of Default or to compensate Landlord for any damages Landlord incurs as a result of Tenant’s failure to perform any of its obligations under the Lease Documents, it being understood that any use of the Letter of Credit Proceeds shall not constitute a bar or defense to any of Landlord’s remedies for an Event of Default set forth in this Lease, including, without limitation, the right to terminate this Lease and recover damages. In the event Landlord draws upon the Letter of Credit and elects not to terminate this Lease, upon written notice from Landlord to Tenant specifying the amount of the Letter of Credit Proceeds so drawn by Landlord, Tenant shall deliver to Landlord an amendment to the Letter of Credit or replacement Letter of Credit in form reasonably acceptable to Landlord in an amount equal to one hundred percent (100%) of the face amount of the Letter of Credit existing prior to the draw by Landlord. Tenant’s failure to deliver such amended or replacement Letter of Credit within five (5) days of Landlord’s notice or breach of its other obligations under this Section shall constitute an Event of Default hereunder.

As used herein, “Letter of Credit” shall mean an unconditional, irrevocable, evergreen stand-by sight draft letter of credit (the “Letter of Credit”) issued by a major national FDIC insured bank (the “Bank”) with total assets of at least $50 billion and in form and content reasonably acceptable to Landlord, in the amount of $3,000,000.00 (subject to adjustment as provided below). The Letter of Credit shall provide that the Letter of Credit shall expire not earlier than twelve (12) full calendar months after the delivery thereof to Landlord and shall provide that same shall be automatically renewed for successive 12-month periods through a date which is not earlier than one hundred twenty (120) days following the expiration of the Term of this Lease, or any renewal or extension thereof, unless written notice of nonrenewal has been given by the Bank to Landlord and Landlord’s attorney by registered or certified mail, return receipt requested, at the address set forth in Section 23.4, not less than sixty (60) days prior to the expiration of the Letter of Credit. If the Bank does not renew the Letter of Credit, and if Tenant does not deliver a substitute Letter of Credit at least thirty (30) days prior to the expiration of the Letter of Credit, then the same shall constitute an Event of Default hereunder and, in addition to any other rights granted Landlord under this Lease, Landlord shall have the right to draw on the Letter of Credit. The Letter of Credit shall further provide (i) that Landlord may draw upon the Letter of Credit up to the full face amount thereof, and may make partial and multiple draws thereunder, up to the face amount thereof; (ii) that the Bank will pay to Landlord the amount of such draw upon receipt by the Bank of a sight draft signed by Landlord and presentation of the original letter of credit; (iii) that, in the event of Landlord’s assignment or other transfer of this Lease, the Letter of Credit shall be freely transferrable by Landlord (without the consent of Tenant or the Bank) to the assignee or transferee of such interest, without charge and without recourse to Landlord; and upon request Bank shall confirm the same to Landlord and such assignee or transferee; and (iv) that the Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500.

The Letter of Credit shall reduce by $300,000.00 on each anniversary of the Commencement Date beginning on the first day of Lease Year 2 and continuing through and including the first day of Lease Year 6 (each such date, a “Reduction Date”); provided, however, that if on or prior to any Reduction Date, an Event of Default, or default that subsequently matures into an Event of Default, by Tenant shall have occurred and be continuing, then the Letter of Credit amount shall not reduce on such date, the reduction that would otherwise have occurred on such date shall not occur at any time (even if the conditions to such reduction are thereafter met), and the Letter of Credit shall not thereafter reduce. If the Letter of Credit amount is reduced pursuant to the foregoing, Landlord shall cooperate with Tenant to amend or replace the Letter of Credit so as to be in the as-reduced amount. In no event shall any such reduction be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. It is expressly understood and agreed that the Letter of Credit shall not reduce below $1,500,000.00. Notwithstanding the foregoing, if at any time during the Term Tenant shall receive a credit rating by Standard & Poors of BBB-or better and by Moody’s of Baa or better, and an Event of Default by Tenant is not then existing and no event or circumstance exists that with the giving of notice or passage of time would constitute an Event of Default under this Lease, the Letter of Credit shall be returned to Tenant and Tenant shall no longer be required to maintain a Letter of Credit with Landlord pursuant to this Section 16.11.

16.12 Landlord Costs and Expenses of Litigation. Tenant agrees to pay, and to indemnify and defend Landlord against, all costs and expenses (including reasonable attorney’s fees) incurred by or imposed upon Landlord by or in connection with any litigation to which Landlord becomes or is made a party without fault on its part, whether commenced by or against Tenant, or any other person or entity, or in obtaining possession of the Premises after an Event of Default hereunder or upon expiration or earlier termination of this Lease. The foregoing notwithstanding, Tenant’s responsibility under this Section 16.12 to pay Landlord’s costs and expenses (including reasonable attorneys’ fees) shall not extend to such costs and expenses incurred in defending an action brought by Tenant to enforce the terms of this Lease in which there is a court determination that Landlord failed to perform its obligations under this Lease or where the Tenant is otherwise the substantially prevailing party. The provisions of this Section 16.12 shall survive the expiration or earlier termination of this Lease.

16.13 Tenant Costs and Expenses of Litigation. Landlord agrees to pay, and to indemnify and defend Tenant against, all costs and expenses (including reasonable attorney’s fees) incurred by or imposed upon Tenant by or in connection with any litigation to which Tenant becomes or is made a party without fault on its part, whether commenced by or against Landlord, or any other person or entity. The foregoing notwithstanding, Landlord’s responsibility under this Section 16.13 to pay Tenant’s costs and expenses (including reasonable attorneys’ fees) shall not extend to such costs and expenses incurred in defending an action brought by Landlord to enforce the terms of this Lease in which there is a court determination that Tenant failed to perform its obligations under this Lease or where the Landlord is otherwise the substantially prevailing party. The provisions of this Section 16.13 shall survive the expiration or earlier termination of this Lease.

16.14 Remedies Upon Landlord’s Default. In the event that Landlord shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Landlord hereunder and any such default shall continue for a period of thirty (30) days after written notice to Landlord and Landlord shall not thereafter cure such default (or if such default is incapable of being cured in a reasonable manner within thirty (30) days then, if Landlord has not commenced to cure the same within said thirty (30) day period and thereafter diligently prosecuted the same to completion), Tenant shall be entitled at its election, to exercise concurrently or successively, any one or more of the following rights, in addition to all remedies otherwise provided in this Lease including its self-help rights and any other rights otherwise available at law or in equity under the laws of the United States or the State of Nevada.

(a) to bring suit for the collection of any amounts for which Landlord may be in default, or injunctive relief for the performance of any other covenant or agreement devolving upon Landlord, without terminating this Lease. Any suit or suits for the recovery of damages, or any other sums payable by Landlord to Tenant pursuant to this Lease, may be brought by Tenant at any time and from time to time at Tenant’s election, and nothing herein contained shall be deemed to require Tenant to await the date whereon this Lease or the Term would have expired had there been no Event of Default by Landlord.

(b) If Landlord is in default under this Lease as described above, Tenant, in addition to pursuing any or all other remedies at law or in equity, also shall, (A) upon written notice to Landlord and Landlord’s failure to cure such default as provided in this Section 16.14 above, (but Tenant may exercise its rights under this paragraph without prior notice if such prior notice is not reasonably possible due to an emergency situation that threatens or interrupts Tenant’s use of the Premises), and (B) if the failure of Landlord to cure is causing imminent threat of harm to Tenant’s property or bodily harm to persons or the failure of Landlord interferes with the Tenant’s reasonable use of or access to the Premises, Tenant, at its election, has the right to take such commercially reasonable actions as Tenant deems necessary to cure Landlord’s default and, if Landlord fails to reimburse Tenant for the reasonable costs, fees and expenses incurred by Tenant in taking such curative actions within thirty (30) days after demand therefor or if Landlord fails to pay any amount owed to Tenant under this Lease within thirty (30) days after demand therefor, accompanied by supporting evidence of the expenses incurred by Tenant where applicable, then Tenant may bring an action for damages against Landlord to recover such costs, fees and expenses, together with interest thereon at the rate provided for in Section 23.12 of the Lease, and reasonable attorney’s fees incurred by Tenant in bringing such action for damages, and following Tenant’s obtaining a final judgment against Landlord for such amounts from a court of competent jurisdiction, Tenant shall have the right to set off such amounts from the Base Rent payable by Tenant pursuant to this Lease.

ARTICLE XVII

QUIET ENJOYMENT

17.1 Covenants of Quiet Enjoyment. Landlord covenants that Tenant, so long as Tenant is not in default past applicable cure periods, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreement hereof free from hindrance by Landlord or any person claiming by, through or under Landlord.

ARTICLE XVIII

SUBORDINATION

18.1 Subordination and Attornment.

(a) In all events, notwithstanding anything contained herein to the contrary, Landlord’s fee simple title shall be superior to any leasehold mortgage on the Premises, and such leasehold mortgagee shall take subject to same with the intent of the parties being that a foreclosure of the leasehold mortgage shall in no event impair or eliminate Landlord’s fee title interest.

(b) Tenant hereby agrees, upon Landlord’s written request, to subordinate this Lease to any mortgage encumbering the Premises, provided that the holder (“Mortgagee”), Tenant and Landlord execute a commercially reasonable form of Subordination, Non-disturbance and Attornment Agreement (“SNDA”) substantially in the form attached hereto as Exhibit “G” and incorporated herein by this reference, with such modifications as Mortgagee may reasonably require. The term “mortgage” whenever used in this Lease shall be deemed to include deeds to secure debt, deeds of trust, security assignments, ground leases and any other encumbrances against Landlord’s interest in the Premises, and any reference to the “Mortgagee” of a mortgage shall be deemed to include the beneficiary under a deed of trust and the lessor under a ground lease. Landlord represents to Tenant that as of the Effective Date of this Lease by Landlord and as of the Commencement Date, there is no mortgage encumbering the Premises.

(c) Should Landlord sell, convey or transfer its interest in the Premises or should any Mortgagee succeed to Landlord’s interest through foreclosure or deed in lieu thereof, then Tenant shall attorn to such succeeding party as its landlord under this Lease promptly upon any such succession, provided that such succeeding party assumes all of Landlord’s duties and obligations under this Lease and agrees not to disturb Tenant’s leasehold interest hereunder in accordance with the SNDA.

(d) Tenant agrees to give the Mortgagee of any Mortgage simultaneously with Landlord, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee and containing a request therefor, and further provided, Tenant shall have no liability to such Mortgagee in the event Tenant fails to so notify. Tenant further agrees that Mortgagee shall have a right, simultaneously with Landlord, to cure such default.

ARTICLE XIX

TRANSFERS BY LANDLORD

19.1 Transfers of Landlord’s Interest. No transfer or sale of Landlord’s interest hereunder shall release Landlord from any of its obligations or duties hereunder prior thereto. Landlord shall be released of any ongoing obligations hereunder and from any obligation arising from and after the date of such transfer upon the written assumption of all such obligations and duties by the transferee of Landlord.

ARTICLE XX

HAZARDOUS SUBSTANCES

20.1 Compliance With Environmental Requirements. Except for (i) Hazardous Materials contained in products used by Tenant in accordance with all applicable Environmental Laws for ordinary cleaning, landscaping, heating fuel, office and warehouse maintenance and operations purposes at the Premises, (ii) Hazardous Materials contained in accordance with all applicable Environmental Laws in inventory items and merchandise to be stored at the Premises and distributed to Tenant’s retail outlets for sale to the public, and (iii) batteries associated with and propane gas used in accordance with all applicable Environmental Laws to fuel Tenant’s forklifts at the Premises (collectively, the “Permitted Hazardous Materials”), Tenant shall not knowingly permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, or release any Hazardous Materials in or about the Premises without Landlord’s prior written consent. In no event shall Tenant generate or manufacture Hazardous Materials upon or within the Premises, or store fuel or other Hazardous Materials in underground containers at the Premises, or permit any party to do so. Tenant, at its sole cost and expense, shall operate its business in the Premises in compliance with all Environmental

Laws and shall promptly remediate any Hazardous Materials released on or from the Premises by Tenant. If the release of any Hazardous Material on the Premises is caused or permitted by Tenant or any member of the Tenant Parties (as hereinafter defined) with or without Landlord’s consent, and such release results in any contamination, damage or injury to the Premises, the environment or human health, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises as near as reasonably practicable to the condition existing prior to the release of any such Hazardous Material and as may be required by Environmental Laws; provided that Landlord’s written approval shall first be obtained in cases where the Premises is to be physically altered.

20.2 Definitions.

(a) “Environmental Law(s)” shall mean any federal, state, or local law, statute, ordinance, code, rule, regulation, policy, common law, license, authorization, decision, order, or injunction which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground, air, water, or noise pollution or contamination, and underground or above-ground tanks) and shall include, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 to 136y; the Oil Pollution Act, 33 U.S.C. 2701 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.; all as have been amended from time to time, and any other federal, state, or local environmental requirements, together with all rules, regulations, orders, and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

(b) “Hazardous Material” shall include but shall not be limited to any substance, material, or waste that is regulated by any Environmental Law or otherwise regulated by any federal, state, or local governmental authority because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation asbestos and asbestos-containing materials, radon, petroleum and petroleum products, urea formaldehyde foam insulation, methane, lead-based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their additives or constituents, pesticides, agricultural chemicals, and any other special, toxic, or hazardous substances, materials, or wastes of any kind, including without limitation those now or hereafter defined, determined, or identified as “hazardous chemicals”, “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in any Environmental Law.

(c) “Environmental Claim” shall mean and include any demand, notice of violation, inquiry, cause of action, proceeding, or suit for damages (including reasonable attorneys’, consultants’, and experts’ fees, costs or expenses), losses, injuries to person or property, damages to natural resources, fines, penalties, interest, cost recovery, compensation, or contribution resulting from or in any way arising in connection with any Hazardous Material or any Environmental Law on the Premises (i) during the Term of this Lease or any period of Tenant’s occupancy of the Premises, or (ii) as to any period of time prior to the Term, if arising out of an action of Tenant or Tenant Parties.

20.3 Storage and Use of Permitted Hazardous Materials. Any Permitted Hazardous Materials on the Premises will be generated, used, received, maintained, treated, stored or disposed in a manner consistent with good engineering practice and in compliance with all Environmental Laws.

(a) Tenant shall promptly notify Landlord in writing of any spill, release, discharge or disposal of any Hazardous Material or Hazardous Materials in, on or under the Premises which spill, release, discharge, or disposal is required to be reported to any governmental authority under any Environmental Law, to the same extent as such reporting is required to the governmental authority. Tenant shall supply to Landlord within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to Tenant’s use of the Premises.

(b) At the expiration or earlier termination of the Lease, Tenant, at its sole cost and expense, shall remove and dispose off site any drums, containers, receptacles, structures, or tanks storing or containing Permitted Hazardous Materials or Hazardous Materials (or which have stored or contained Permitted Hazardous Materials or Hazardous Materials) and the contents thereof, to the extent brought onto the Premises by Tenant or Tenant Parties. Such activities shall be performed in compliance with all Environmental Laws.

20.4 Notices. Tenant shall promptly provide Landlord with copies of all communications, permits, or agreements with any governmental authority or agency (federal, state, or local) or any private entity relating in any way to the violation or alleged violation of any Environmental Laws by Tenant.

20.5 Indemnification by Tenant. Without limiting Sections 13.1 and 14.4 of the Development Agreement, and subject to Section 6.4 of this Lease, from and after the Commencement Date, Tenant shall defend, indemnify and hold Landlord free and harmless from and against any and all Environmental Claims, response costs, losses, liabilities, damages, costs, and expenses, including, without limitation, reasonable attorneys’ and consultants’ fees, costs and expenses, but not incidental, special, punitive or consequential damages, arising out of or in any way connected with any or all of the following:

(a) any Hazardous Material which is or was actually used, generated, stored, treated, released, disposed of, or otherwise located on or at the Premises (regardless of the location at which such Hazardous Material is now or may in the future be located or disposed of) by Tenant or a member of the Tenant Parties, including, but not limited to any and all (i) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence; (ii) obligations to take response, cleanup, or corrective action pursuant to any Environmental Laws; and (iii) the costs and expenses of investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and

(b) any actual or alleged illness, disability, injury, or death of any person, in any manner arising out of or allegedly arising out of exposure to any Hazardous Material or other substances or conditions generated, stored, treated, released, disposed of, or located at the Premises by Tenant or a member of the Tenant Parties at the Premises (including, but not limited to, ownership, operation, and disposal of any equipment which generates, creates, or uses electromagnetic files, x-rays, other forms of radiation and radioactive materials), regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and

(c) any actual or alleged failure of Tenant or any member of the Tenant Parties, at any time and from time to time, to comply with all applicable Environmental Laws or any permit issued thereunder;

(d) any failure by Tenant to comply with any obligation under this Article XX;

(e) Tenant’s failure to provide any information, make any submission, and take any step required by any relevant governmental authorities regarding Hazardous Materials at the Premises due to Tenant or Tenant Parties;

(f) the imposition of any lien for damages caused by, or the recovery of any costs for, the remediation or cleanup of any Hazardous Material generated, stored, treated, released, disposed of, or located at the Premises by Tenant or a member of the Tenant Parties;

(g) costs of removal of any and all Hazardous Materials generated, stored, treated, released, disposed of, or located at the Premises by Tenant or a member of the Tenant Parties, from all or any portion of the Premises;

(h) costs incurred to comply, in connection with all or any portion of the Premises, with all governmental requirements with respect to any Hazardous Material on, in, under or affecting the Premises, which were generated, stored, treated, released, disposed of, or located at the Premises by Tenant or a member of the Tenant Parties;

(i) any spills, charges, leaks, escapes, releases, dumping, transportation, storage, treatment, or disposal of any Hazardous Material by Tenant or a member of the Tenant Parties, but only to the extent that such Hazardous Material originated from or were or are located on the Premises; and

(j) Notwithstanding anything to the contrary herein, Tenant shall have no liability of any kind to Landlord as to Hazardous Materials on the Premises, including, without limitation, the migration or leaching of Hazardous Materials from outside the Premises onto or under the Premises, which is caused or permitted by Landlord or Landlord Parties or any other party not within the control of Tenant.

The obligations of Tenant under this Section 20.5 shall survive any termination or expiration of this Lease for a period not to exceed twelve (12) months.

20.6 Landlord Indemnity and Remediation. Subject to Section 6.4, Landlord shall defend, indemnify and hold Tenant free and harmless from and against any and all Environmental Claims, response costs, losses, liabilities, damages, costs, and expenses, including, without limitation, reasonable attorneys’ and consultants’ fees, costs and expenses, but not incidental, special, punitive or consequential damages, arising out of or in any way connected with the use, generation, storage or disposal of Hazardous Materials by Landlord or any of the employees, agents and contractors of Landlord. In addition, Landlord shall bear all responsibility for contamination or presence of Hazardous Materials existing or created on the Premises prior to the occupancy of the same by Tenant, whenever discovered. Notwithstanding anything to the contrary herein, except for Landlord’s remediation obligations set forth in Section 20.7 below, Landlord shall have no liability of any kind to Tenant as to Hazardous Materials on the Premises that (i) were not caused or permitted by Landlord or any of its employees, agents or contractors, and (ii) were not existing or created on the Premises prior to the Effective Date, including without limitation, the migration or leaching of Hazardous Materials from outside the Premises onto or under the Premises following the Effective Date.

20.7 Remediation of Third Party Contamination. In the event of environmental contamination of the Premises not caused by Landlord or the Landlord Parties or by Tenant or the Tenant Parties (“Third Party Contamination”), Landlord shall, within a reasonable time following such event, seek to cause the responsible third parties to perform the remediation at their expense. To the extent such responsible third parties do not promptly commence remediation and/or thereafter diligently and continuously pursue the same to completion, Landlord shall, within a reasonable time following the Third Party Contamination, perform such remediation as may be necessary to restore the Premises at Landlord’s expense to substantially the same condition as existed immediately prior to the Third Party Contamination; provided that Landlord’s cost to perform such remediation shall be limited to the amount of insurance coverage available under the environmental insurance policy required to be carried by Landlord as provided in Section 6.1 above plus the amount of any deductible under that policy. Landlord shall be deemed to have satisfied its obligation pursuant to the preceding sentence upon completion of the remediation in accordance with the requirements of the applicable governmental authority, as evidenced by the issuance of a no further action letter or similar written confirmation that such requirements have been satisfied.

In the event of the discovery of Hazardous Materials upon the Premises that were caused or permitted by Landlord or any of its employees, agents or contractors, or were existing or created on the Premises prior to the Effective Date, and which will result in an immediate threat to the health and safety of Tenant, its employees, agents, or invitees, or the remediation of which unreasonably interferes with Tenant’s business activities, Tenant may immediately vacate the Premises and Tenant’s performance and monetary obligations due hereunder shall abate from the date that is the later of (i) five (5) business days after written notice to Landlord of the environmental report identifying the Hazardous Materials and description of threat or interference with Tenant’s business, and (ii) five (5) business days after Tenant vacates the Premises and provides written notice to Landlord of same, until the date such Hazardous Materials are remediated in compliance with all applicable Environmental Laws at Landlord’s cost. If, however, such remediation is not completed within two hundred ten (210) days from and after the date Tenant vacates the Premises (“Remediation Period”), Tenant may terminate this Lease by written notice to that effect delivered to Landlord at any time following the expiration of the Remediation Period and prior to the completion of the remediation. If Tenant elects to terminate this Lease pursuant to this Section 20.6, this Lease shall terminate without penalty or breach thereof as of the date of Tenant’s termination notice, and both parties shall be released and discharged from any further obligation hereunder, other than those obligations incurred prior to the date of termination.

ARTICLE XXI

MEMORANDUM OF LEASE

21.1 Memorandum of Lease. As a material condition to Tenant’s execution of this Lease, upon its execution of this Lease, Landlord shall provide Tenant with an executed Memorandum of Lease (hereinafter referred to as the “Memorandum”) in the form as Exhibit “F” attached hereto and made a part hereof. Upon execution by Tenant, Landlord shall promptly record the Memorandum at Landlord’s sole cost and expense. Upon the expiration or earlier termination of this Lease, Tenant agrees to execute any documentation reasonably necessary to terminate the Memorandum of record, which agreement shall survive the expiration or termination of this Lease.

ARTICLE XXII

SURRENDER

22.1 Condition. Upon the termination of this Lease whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises to Landlord, in good order, condition and repair, reasonable wear and tear, condemnation and casualty excepted. Any damage caused by removal of Tenant from the Premises, including any damages caused by removal of Tenant’s fixtures, equipment, and personalty, shall be repaired and paid for by Tenant prior to the expiration of the Term.

22.2 Removal of Tenant’s Fixtures, Equipment and Personalty. Upon the termination of this Lease by lapse of time, or otherwise, Tenant shall remove all of Tenant’s Property, including Tenant’s trade fixtures, equipment and personalty, from the Premises, and Tenant shall repair any injury or damage to the Premises which may result from such removal. Any HVAC, plumbing, electrical, or mechanical fixtures shall remain with the Premises. Any of Tenant’s equipment, fixtures or personalty that remains on the Premises following Lease termination or expiration shall be deemed abandoned and shall belong to Landlord; provided, however, that Tenant shall pay Landlord all reasonable costs and expenses incurred by Landlord in removing said items from the Premises and disposing of same. To the extent that Tenant causes alterations to be made to the Premises, Tenant shall deliver written notice to Landlord prior to construction with a request that Landlord advise Tenant as to whether or not Tenant shall be obligated to remove the alterations upon termination of this Lease. Landlord shall deliver written notice to Tenant within fifteen (15) days of receipt of Tenant’s notice of any requirement to remove said alteration at the expiration of the Term. In the event that Landlord either requires removal or fails to respond to Tenant’s notice within said fifteen days, then Tenant shall be obligated to remove said alteration at the expiration or termination of this Lease. If Landlord requires or is deemed to require removal of said alterations, then upon the termination of this Lease by lapse of time, or otherwise, Tenant shall remove said alterations and repair any injury or damage to the Premises which may result from such removal.

22.3 Holdover. If Tenant retains possession of the Premises or any part thereof after the termination of the Term, by lapse of time and otherwise, then Tenant shall be a tenant at will and shall pay to Landlord monthly Base Rent, at 110% the rate payable for the month immediately preceding said holding over for the first month of holdover, 115% for the second month of holdover and 125% of the monthly Base Rent thereafter, computed on a per-month basis, for each month or part thereof prorated for partial months, that Tenant remains in possession. The provisions of this paragraph do not exclude Landlord’s rights of re-entry or any other right hereunder. Any such extension or renewal shall be subject to all other terms and conditions herein contained. Notwithstanding the foregoing, if Tenant has provided written notice to Landlord at least one hundred eighty (180) days prior to the expiration date of the Term, and provided a monetary or material non-monetary Event of Default (beyond applicable notice and cure periods) does not exist as of the commencement of its holdover under the Lease when Tenant gives the notice, such notice to include a specific date by which Tenant will vacate the Premises, such date to be no later than three (3) months following the scheduled expiration date of the Lease Term, (the “Permissive Holdover Term”), Tenant shall have the right to holdover possession for the period of time specified in the notice under the same terms and conditions as the previous term except that the Base Rent shall increase as provided in the first sentence of this Section 21.4. Tenant may terminate the Permissive Holdover Term at any time upon thirty (30) days’ notice to Landlord.

ARTICLE XXIII

MISCELLANEOUS

23.1 Severability. If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

23.2 Non-Waiver of Default. No acquiescence by either party to any default by the other party hereunder shall operate as a waiver of its rights with respect to any other breach or default, whether of the same or any other covenant or condition, nor shall the acceptance of Rent by Landlord at any time constitute a waiver of any rights of Landlord.

23.3 Recording. The Memorandum shall be recorded by Landlord in the real estate records of Storey County, Nevada.

23.4 Notice. All notices, consents, approvals to or demands upon or by Landlord or Tenant desired or required to be given under the provisions hereof, shall be in writing and shall be deemed properly given (i) on the date sent, if delivered by hand, (ii) on the date received when such notice is deposited with a nationally recognized overnight delivery service; (iii) on the date when received with proof of receipt to the party to whose attention it is directed or when such party refuses to accept receipt the date when sent, postage prepaid, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If intended for Landlord:	US REAL ESTATE LIMITED PARTNERSHIP c/o USAA Real Estate Company 9830 Colonnade Blvd., Suite 600 San Antonio, Texas 78230-2239 Attention: David Buck

with a copy to:	USAA Real Estate Company 9830 Colonnade Blvd., Suite 600 San Antonio, Texas 78230-2239 Attention: General Counsel

If intended for Tenant:	ZULILY, INC. 2200 1st Ave South Seattle, WA 98134 Attn: Bob Spieth

with a copy to:	Zulily Inc. 2200 1st Ave. South Seattle, WA 98134 Attn; General Counsel

or at such other address as may be specified from time to time in writing.

23.5 Successors and Assigns. All covenants, promises, conditions, representations, and agreements herein contained shall be binding upon, apply and inure to the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns.

23.6 Time is of the Essence. The time of the performance of all of the covenants, conditions, and agreements of this Lease is of the essence.

23.7 Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be held invalid, then the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

23.8 Interpretation. In interpreting this Lease in its entirety, the printed provisions of this Lease and any additions written or typed thereon shall be given equal weight, and there shall be no interference, by operation of law or otherwise, that any provision of this Lease shall be construed against either party hereto.

23.9 Headings, Captions and References. The section captions contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The use of the terms “hereof,” “hereunder” and “herein” shall refer to this Lease as a whole, inclusive of the Exhibits, except when noted otherwise. The use of the masculine or neuter genders herein shall include the masculine, feminine and neuter genders and the singular form shall include the plural when the context so requires.

23.10 Business Days. In the event that any of the deadlines set forth in this Lease end or fall on a Saturday, Sunday or legal holiday, such deadline shall automatically be extended to the next business day which is not a Saturday, Sunday or legal holiday.

23.11 Brokerage Commissions. Landlord and Tenant each warrants and represents to the other that there are no brokers, finders fees or any real estate commissions due to any broker, agent or other party in connection with the negotiation or execution of this Lease, other than Reno Property Management, Ltd., in conjunction with ProVenture LLC, which has represented Tenant and NAI Alliance (Michael Nevis), which has represented Landlord in connection with this Lease (collectively, “Brokers”), both of whom will be paid by Landlord pursuant to separate agreements. Landlord and Tenant hereby agree to indemnify and hold the other harmless from and against any and all costs, expenses, liabilities, causes of action, claims or suits by any party, other than Brokers, for compensation, commissions, fees or other sums claimed to be due or owing with respect to the representation of Landlord or Tenant, as applicable, in effecting this Lease and from and against all cost, expense, liability or damage (including without limitation reasonable attorneys’ and other costs of legal representation) arising in connection with a breach of the warranty in this Section 23.11.

23.12 Delinquency Rate. The “Delinquency Rate”” shall be defined as that annual interest rate which is the greater of (a) ten percent (10.0%) per annum, or (b) that variable rate which is equal to the Prime Rate (as hereinafter defined) in effect on such date or during such period, plus four percent (4.0%), compounded monthly from the date so advanced; provided, however, that such rate shall be in no event higher than the maximum rate which, when compounded monthly, is prohibited by applicable law. The “Prime Rate” shall mean the rate per annum as stated in the Money Rates Section in The Wall Street Journal for the period for which such rate applies.

23.13 Governing Law. This Lease shall be construed under the laws of the State of Nevada.

23.14 Relationship of Parties. Nothing herein shall be construed so as to constitute a joint venture or partnership between Landlord and Tenant.

23.15 Estoppel Certificates. Within twenty (20) calendar days after the request by either party, the other party agrees to deliver to the requesting party and to any potential mortgagee, assignee or purchaser of the requesting party’s interest in the Premises an estoppel certificate, in form and substance substantially in the form attached as Exhibit “H” attached hereto, certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, whether same is in full force and effect as modified, and stating the modifications), that, to the certifying party’s reasonable knowledge and belief, there are no defenses or offsets thereto (or stating those claimed by the certifying party), that there are no defaults by the certifying party or, to the reasonable knowledge and belief of the certifying party, on the part of the requesting party (or, if such defaults exist, stating their nature) and such other matters as the requesting party may reasonably request; provided, however, that no such estoppel certificate shall be deemed to amend or modify this Lease.

23.16 Joint Effort. The preparation of this Lease has been a joint effort of the parties hereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

23.17 Entire Agreement. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Lease, the exhibits annexed hereto and Development Agreement, all of which constitute a part of this Lease and alone fully and completely express their agreements, and that no party hereto is relying upon any statement or representation, not embodied in this Lease, made by the other. Each party expressly acknowledges that, except as expressly provided in this Lease, the other party and the agents and representatives of the other party have not made, and the other party is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the transactions contemplated hereby.

23.18 Landlord Liability. Anything contained herein to the contrary notwithstanding, the liability of either party to the other (or any person or entity claiming by, through or under such party) for any default by Landlord under the terms and provisions of this Lease or any matter arising out of or relating to the occupancy or use of the Premises shall be limited to Tenant’s actual direct, but not consequential, special or punitive damages therefor. Damages recoverable from Landlord shall be enforced only against the Landlord’s interest in the Premises, including, without limitation, Rent, insurance proceeds, condemnation proceeds, and sales proceeds, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. Notwithstanding the foregoing, nothing set forth in this Section 23.18 shall be interpreted to allow Tenant to withhold payments of Rent to offset any claims made by Tenant against Landlord, prior to Tenant obtaining a final, non-appealable judgment against Landlord in a court of competent jurisdiction with respect to any such claim.

23.19 Entry by Landlord. Landlord and its authorized representatives shall have the right upon reasonable notice (which shall be not less than two (2) business days except in the case of emergency) to enter the Premises at all reasonable business hours (and at all other times in the event of an emergency): (a) for the purpose of inspecting the same or for the purpose of doing any work required or permitted of Landlord hereunder, and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Premises to prospective purchasers and mortgagees and, at any time within six (6) months prior to the expiration of the Term of this Lease for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant, but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation. Except in the event of an emergency, or following an Event of Default, which is continuing, Tenant shall have the right to have a representative accompany Landlord in any such inspections.

23.20 Acquisition Contingency. The force and effect of this Lease is contingent upon the acquisition of the Land by the Landlord on or before January 30, 2014 (“Acquisition Contingency”). If fee simple title to the Land is not acquired by the Landlord on or before the expiration of the Acquisition Contingency, this Lease and the Development Agreement, at the option of either Landlord or Tenant, shall terminate without penalty or claim of breach upon five (5) business days’ notice to the other party and both parties shall be released and discharged from any further obligation hereunder; provided that following any such termination by Landlord it shall not thereafter construct a warehouse distribution center on the Land for any party other than Tenant without Tenant’s consent, and this provision shall survive any termination of this Lease by Landlord pursuant to this Section 23.20.

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IN WITNESS WHEREOF this Lease has been executed by the authorized representatives of the parties hereto under seal as of the Effective Date.

LANDLORD:

US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership

By:	USAA REAL ESTATE COMPANY, a Delaware corporation, its general partner

	By:	/s/ David Buck
	Name:	DAVID BUCK
	Title:	Executive Managing Director

Date of Execution: 1-24-14

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TENANT:
ZULILY, INC., a Delaware corporation

By:	/s/ Darrell Cavens
Name:	Darrell Cavens
Title:	CEO
Date of Execution:	24 January 2014

EXHIBIT “A”

THE LAND

LAND DESCRIPTION FOR PARCEL 2007-123A

PROPERTY OWNED BY MEPT RENO INDUSTRIAL CENTER LLC

AND ADJUSTED BY A BOUNDARY LINE ADJUSTMENT

A portion of Parcel 2006-64 as shown on Document No. 105609, recorded on December 22, 2006, and all of Parcel 2007-123 as shown on Document No. 107549, recorded on September 10, 2007, Official Records of Storey County, Nevada, being situated in the South Half of Section 11 and the North Half of Section 14, Township 19 North, Range 22 East, Mount Diablo Meridian, in Storey County, Nevada, and being more particularly described as follows:

COMMENCING at a found 5/8” rebar stamped “PLS 10836” at an angle point on the southwesterly boundary of said Parcel 2007-123, said angle point being coincident with the easterly right-of-way of Peru Drive and also being the POINT OF BEGINNING;

THENCE, South 50°00’20” East, a distance of 601.81 feet along said easterly right-of-way to the northerly right-of-way of West Sydney Drive;

THENCE, North 34°59’29” East, a distance of 653.68 feet along said northerly right-of-way;

THENCE, North 62°37’ 15” East, a distance of 1052.19 feet along said northerly right-of-way to the westerly right-of-way of USA Parkway;

THENCE, North 27°22’45” West, a distance of 59.27 feet along said westerly right-of-way to the northeasterly corner of said Parcel 2007-123;

THENCE, North 27°22’45” West, a distance of 950.73 feet along said westerly right-of-way;

THENCE, South 62°37’15” West, a distance of 2175.87 feet to the easterly right-of-way of Peru Drive;

THENCE, along said easterly right-of-way, a distance of 25.09 feet along the arc of a non-tangent curve to the left, having a radius of 812.00 feet, through a central angle of 1°46’14”, and a radial line to the beginning of said curve to the left bearing South 44°15’21” West, to the northwesterly corner of said Parcel 2007-123;

THENCE, along said easterly right-of-way, a distance of 34.96 feet along the arc of a tangent curve to the left, having a radius of 812.00 feet, through a central angle of 2°28’00”;

THENCE, South 49°58’53” East, a distance of 759.77 feet along said easterly right-of-way to the POINT OF BEGINNING.

Containing an area of 48.09 acres of land, more or less.

BASIS OF BEARING:

Identical to that of Document No. 105609, recorded on December 22, 2006, Official Records of Storey County, Nevada.

Prepared by: Glen C. Armstrong, PLS Nevada Certificate No. 16451 US Geomatics 227 Vine Street PO Box 3299 Reno, Nevada 89505

EXHIBIT “B”

BASE RENT

707,010	SF

Months	Escalator	Rent/Term	Rent/Month	Rent PSF
Mos.1-6	$0	$0	$0	$0
Mos. 7-12	0.00%	$1,272,618.00	$212,103.00	$0.300
Mos. 13-24	1.75%	$2,589,777.63	$215,814.80	$0.305
Mos. 25-36	1.75%	$2,635,098.74	$219,591.56	$0.311
Mos. 37-48	1.75%	$2,681,212.97	$223,434.41	$0.316
Mos. 49-60	1.75%	$2,728,134.19	$227,344.52	$0.322
Mos. 61-72	1.75%	$2,775,876.54	$231,323.05	$0.327
Mos. 73-84	1.75%	$2,824,454.38	$235,371.20	$0.333
Mos. 85-96	1.75%	$2,873,882.33	$239,490.19	$0.339
Mos. 97-108	1.75%	$2,924,175.27	$243,681.27	$0.345
Mos. 109-120	1.75%	$2,975,348.34	$247,945.70	$0.351
Mos. 121-132	1.75%	$3,027,416.94	$252,284.74	$0.357
Mos. 133-144	1.75%	$3,080,396.73	$256,699.73	$0.363

EXHIBIT “B-1”

FAIR MARKET RENTAL VALUE DETERMINATION

Determination of Fair Market Rental Value. If Tenant delivers an Extension Notice in accordance with Section 2.2, Tenant and Landlord shall negotiate in good faith to determine and mutually agree upon the Fair Market Rental Value for the applicable Extension Term. As used herein “Fair Market Rental Value” shall mean ninety-five percent (95%) of the then prevailing market rate for tenants of comparable quality for new leases in buildings of comparable size, age, use location and quality in the greater Reno, Nevada area, and all other economic terms then customarily prevailing in such new leases in said marketplace including any tenant improvement allowance determined to be consistent with the prevailing market rate, taking into account the size of the Lease, brokerage commissions, costs of improvements performed by Landlord, moving allowances, and rent concessions. If Landlord and Tenant agree upon the Fair Market Rental Value for an Option Term, Landlord and Tenant shall execute an amendment to lease evidencing the Fair Market Rental Value for the Option Term and the Term of this Lease shall be extended for five (5) years with the Base Rent being the amount agreed to by Landlord and Tenant or the Base Rent in effect during the Lease Year immediately preceding such Option Term as provided in Section 3.3. If Landlord and Tenant are unable to agree upon the Fair Market Rental Value for any Option Term, on or before One Hundred Twenty (120) days prior to the expiration of the primary Term or the Option Term then in effect (the “Negotiation Period”), then within ten (10) Business Days after the last day of the Negotiation Period, Tenant may, by written notice to Landlord (the “Notice of Exercise”), irrevocably elect to exercise such Extension Option. In order for Tenant to exercise such Extension Option, Tenant shall send the Notice of Exercise to Landlord stating (i) that Tenant is irrevocably exercising its right to extend the Term pursuant to section 2.2; and (ii) Landlord and Tenant shall be irrevocably bound by the determination of Fair Market Rental Value set forth hereinafter in this Exhibit “B-1”. If Tenant shall fail to deliver the Notice of Exercise on or before ten (10) Business Days after the last day of the Negotiation Period, then Tenant shall have waived any right to exercise any Extension Option. In the event any date referenced in this Exhibit “B-1” falls on a day other than a Business Day, such date shall be deemed to be the next following Business Day.

If Tenant timely delivers the Notice of Exercise to Landlord, Landlord and Tenant shall each simultaneously present to the other party their final determinations of the Fair Market Rental Value for the Extension Term (the “Final Offers”) within twenty (20) business days after the last day of the Negotiation Period. If the Fair Market Rental Value as determined by the lower of the two (2) proposed Final Offers is not more than ten percent (10%) below the higher, then the Fair Market Rental Value shall be determined by averaging the two (2) Final Offers.

If the difference between the lower of the two (2) proposed Final Offers is more than ten percent (10%) below the higher, then the Market Rate shall be determined by Baseball Arbitration (as hereinafter defined) in accordance with the procedure set forth below.

Baseball Arbitration. For all purposes of this Lease, Baseball Arbitration shall follow the following procedures:

(a) If there is a discrepancy greater than ten percent (10%), within thirty (30) days after Landlord’s receipt of Tenant’s Notice of Exercise, Tenant and Landlord shall each select an arbitrator (“Tenant’s Arbitrator” and “Landlord’s Arbitrator”, respectively) who shall be a qualified and impartial person licensed in the state in which the Premises is situated as an MAI appraiser with at least ten (10) years of experience in appraising the type of matters for which they are called on to appraise hereunder in the greater Reno, Nevada area.

(b) Landlord’s Arbitrator and Tenant’s Arbitrator shall name a third arbitrator, similarly qualified, within ten (10) days after the appointment of Landlord’s Arbitrator and Tenant’s Arbitrator.

(c) Said third arbitrator shall, after due consideration of the factors to be taken into account under the definition of Fair Market Rental Value set forth above and hearing whatever evidence the arbitrator deems appropriate from Landlord, Tenant and others, and obtaining any other information the arbitrator deems necessary, in good faith, make its own determination of the Fair Market Rental Value for the Premises as of the commencement of the Extension Term (the “Arbitrator’s Initial Determination”) and thereafter select either Landlord’s Final Offer or the Tenant’s Final Offer, but no other, whichever is closest to the Arbitrator’s Initial Determination (the “Final Determination”), such determination to be made within thirty (30) days after the appointment of the third arbitrator. The Arbitrator’s Initial Determination, Final Determination and the market information upon which such determinations are based shall be in writing and counterparts thereof shall be delivered to Landlord and Tenant within said thirty (30) day period. The arbitrator shall have no right or ability to determine the Fair Market Rental Value in any other manner. The Final Determination shall be binding upon the parties hereto.

(d) The costs and fees of the third arbitrator shall be shared equally by the Landlord and Tenant.

(e) If Tenant fails to appoint Tenant’s Arbitrator in the manner and within the time specified in Subparagraph (a), then the Fair Market Rental Value for the Extension Term shall be the Market Rate contained in the Landlord’s Final Offer. If Landlord fails to appoint Landlord’s Arbitrator in the manner and within the time specified in Subparagraph (a) above, then the Fair Market Rental Value for the Extension Term shall be the Fair Market Rental Value contained in the Tenant’s Final Offer. If Tenant’s Arbitrator and Landlord’s Arbitrator fail to appoint the third arbitrator within the time and in the manner prescribed in herein, then Landlord and Tenant shall jointly and promptly apply to the local office of the American Arbitration Association for the appointment of the third arbitrator.

EXHIBIT “C”

PERMITTED EXCEPTIONS

(Parcel 20007-123A of Record of Survey Map No. 119850, filed in the Office of the County recorded of Storey County, State of Nevada on January 21, 2014, as file No. 119850, Official Records)

1.	Water rights, claims or title to water, whether or not shown by the public records.

2.	Any taxes that may be due, but not assessed, for new construction which can be assessed on the unsecured property rolls, in the Office of the Storey County Assessor.

3.	Taxes for the fiscal year July 1, 2013 through June 30, 2014, and subsequent years.

4.	Taxes and assessments, if any, of the TRI General Improvement District.

5.	Reservations and provisions as contained in Patent from the United States of America, recorded October 7, 1957, in Book 64, page 157 of Deeds, as Instrument No. 24119, and delineated on the ALTA/ACSM Land Title Survey prepared by David C. Crook, Nevada Professional Land Surveyor Certificate No. 10836, of Tri State Surveying, Ltd., dated December 17, 2013, last revised January , 2014, designated Job No. 3151.01RM, as follows: …subject to any vested and accrued water right for mining, agricultural, manufacturing, or other purposes and rights to ditches and reservoirs used in connection with such water rights, as may be recognized and acknowledged by the local customs, laws, and decisions of courts, and there is reserved from the lands hereby granted, a right-of-way thereon for ditches or canals constructed by the authority of the United States. (Affects portion of Parcel 2007-123A lying within Section 14, Township 19 North, Range 22 East.)

6.	Reservation contained in Deed reserved by C-W NEVADA INCORPORATION, a Nevada corporation, recorded August 18, 1987 in Book 60, page 41 as Document No. 60225, Official Records of Storey County, Nevada, which provides in part as follows: “Reserving therefrom to Grantor, its successor and assigns, a production royalty in the amount of 2% of the Net Smelter Returns as hereinafter defined payable to Grantor from the sale of gold and silver and all other smelterable metallic derived from ores and minerals mined and removed from any portion of Exhibit “A” land whether such minerals are derived from the surface or underground.”

7.	Covenants, conditions and restrictions in the document recorded September 25, 1998, in Book No. 123, Page 945 as Instrument No. 83412 of Official Records, as affected by document recorded in Book 126, Page 842, as Instrument No. 84415. A Declaration of Annexation to said covenants, conditions and restrictions was recorded January 22, 2008, in Book 245, Page 802 as Instrument No. 108314 of the Official Records of Storey County, Nevada.

8.	The terms and provisions of the Development Agreement executed by and between the County of Storey, a political subdivision of the State of Nevada and Tahoe-Reno Industrial Center, LLC, et al, a Memorandum of which was recorded February 28, 2000, in Book No. 133, page 635 as Instrument No. 86804 of Official Records of Storey County, Nevada.

EXHIBIT “D”

List of Warranties

Extended Warranties:

1. Two (2) year construction warranty on the shell building and interior improvements from General Contractor and subcontractors.

2. Twenty (20) year roofing material warranty from manufacturer and two (2) year installation and labor warranty from roofing subcontractor.

3. Mechanical equipment manufacturer warranty (term to be determined, but no less than two (2) years).

4. Dock leveler equipment manufacturer warranty (term to be determined, but no less than two (2) years).

EXHIBIT “E”

LEASE CONFIRMATION CERTIFICATE

This LEASE CONFIRMATION CERTIFICATE is executed as of this              day of             , 20__, by and between US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership (“Landlord”) and ZULILY, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, on                             , Landlord and Tenant entered into that certain Lease (the “Lease”), for the lease of an approximately 707,010 square foot building (the “Premises”) situated on approximately 48.08 acres of land located in McCarran, Storey County, Nevada, and being more particularly described in the Lease. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease; and

WHEREAS, pursuant to Section 2.1 of the Lease, the parties have agreed to execute a written statement (the “Lease Confirmation Certificate”) setting forth the Commencement Date.

NOW, THEREFORE, Tenant and Landlord hereby state as follows:

(a)	Commencement Date:

Expiration Date of First Lease Year:

Date of Expiration of Lease:

(b)	Pursuant to Section 3.1 and Exhibit “B” of the Lease, the Base Rent is as follows:

[Lease] Years	Annual Rent Amount	Monthly Rent Amount
[Lease] Years - (_/_/_ - _/_/_)	$	$
[Lease] Years - (_/_/_ - _/_/_)	$	$
[Lease] Years - (_/_/_ - _/_/_)	$	$
[Lease] Years - (_/_/_ - _/_/_)	$	$
[Lease] Years - (_/_/_ - _/_/_)	$	$

Option Period [if elected]

[Lease] Years	Annual Rent Amount	Monthly Rent Amount
[Lease] Years - (_/_/_ - _/_/_)	$	$
[Lease] Years - (_/_/_ - _/_/_)	$	$
[Lease] Years - (_/_/_ - _/_/_)	$	$

(c) Pursuant to Section 2.2 of the Lease, the Option Term notice dates are as follows:

Option Period:                                              Deadline for Delivery of Notice to Extend Term:

[Lease] Years      -     (_/_/_ - _/_/_)

[Lease] Years      -     (_/_/_ - _/_/_)

[Lease] Years      -     (_/_/_ - _/_/_)

(d) Building Square Footage: 707,010

(e) Landlord’s Tax I.D.: #

This Lease Confirmation Certificate is intended to determine the various dates and time periods referenced above based on the formulae and other substantive provisions contained in the Lease in light of the actual attendant facts and circumstances that have come to pass. In no event is this Lease Confirmation Certificate intended to modify any substantive provision of the Lease, and in the event of a conflict between the terms of the Lease and this Lease Confirmation Certificate, the terms of the Lease shall control.

This Lease Confirmation Certificate may be executed in several counterparts, each of which may be deemed an original, and all such counterparts together shall constitute one and the same Lease Confirmation Certificate.

IN WITNESS WHEREOF, the parties have executed this Lease Confirmation Certificate as of the date and year first above written.

LANDLORD:

In the presence of:	US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership

	By:	USAA REAL ESTATE COMPANY, a Delaware corporation, its general partner

Name:		By:

Name:

Title:

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TENANT:

In the presence of:	ZULILY, INC., a Delaware corporation

By:

Name:	Name:

Title:

EXHIBIT “F”

MEMORANDUM OF LEASE

STATE OF NEVADA	)
)
COUNTY OF STOREY	)

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is made and entered into effect as of the day      of                     , 20     (the “Effective Date”), by and between US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership (“Landlord”), and ZULILY, INC., a Delaware corporation,                                 whose                             address                          is                                                                              , Attention:                                  (“Tenant”).

1. TERM AND PREMISES. For the term and upon the provisions set forth in that certain written lease of even date herewith from Landlord to Tenant (“Lease”), all of which provisions are specifically made a part hereof as fully and completely as if set out in full herein, Landlord leases to Tenant and Tenant leases from Landlord that certain real property consisting of land and improvements (“Premises”) located in the City of McCarran, Storey County, State of Nevada, described on Exhibit “A”, which exhibit is attached hereto and made a part hereof, together with all rights of ingress and egress and all other rights appurtenant to said Premises, including, without limitation, the right to use the building(s) constructed or to be constructed on the Premises for the purposes contemplated in the Lease, all of which rights are more particularly described in the Lease.

2. OPTIONS TO EXTEND TERM. Reference is particularly made to Section 2.2 of the Lease wherein Tenant is given three (3) successive five (5) year options to extend the Term of the Lease on the terms and conditions set forth therein.

3. PURPOSE OF MEMORANDUM OF LEASE. This Memorandum of Lease is prepared for the purposes of recording a notification as to the existence of the Lease but in no way modifies the express and particular provisions of the Lease.

IN WITNESS WHEREOF this Memorandum of Lease has been executed by the authorized representatives of the parties hereto under seal as of the Effective Date.

LANDLORD:

Signed, sealed and delivered in the presence of:		US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership

	By:	USAA REAL ESTATE COMPANY, a Delaware corporation, its general partner

By:
[Witness]		Name:
Print Name:
Title:
[Notary Public] Print Name:	Date of Execution:

STATE OF TEXAS	)
	)	ACKNOWLEDGMENT
COUNTY OF BEXAR	)

Personally appeared before me,                     , Notary Public,                     , with whom I am personally acquainted, and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the                      of USAA Real Estate Company, which is the general partner of US REAL ESTATE LIMITED PARTNERSHIP, and is authorized by the Landlord to execute this instrument on behalf of the Landlord.

WITNESS my hand, at office, this              day of                     , 20        .

Notary Public in and for the State of Texas

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TENANT:

Signed, sealed and delivered in the presence of:	ZULILY, INC., a Delaware corporation

By:
[Witness]	Name:
Print Name:
Title:
[Notary Public] Print Name:	Date of Execution:

STATE OF	)
	)	ACKNOWLEDGMENT
COUNTY OF	)

Personally appeared before me,                     , Notary Public,                     , with whom I am personally acquainted, and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the                      of ZULILY, INC., a Delaware corporation, and is authorized by the Tenant to execute this instrument on behalf of the Tenant.

WITNESS my hand, at office, this              day of             , 20        .

Notary Public in and for the State of

EXHIBIT “G”

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

STATE OF NEVADA	)
)
COUNTY OF MCCARREN	)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS AGREEMENT, made and entered into as of this              day of             , 20        , by and between              (“Lender”) and ZULILY, INC., a Delaware Corporation, having its principal office at                                     , Attention:                      (“Tenant”);

RECITALS

WHEREAS by a Lease dated                     , as evidenced by that certain Memorandum of Lease, dated             , and recorded in Deed Book             , Page             , Storey County, Nevada records (the “Lease”), US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership (“Landlord”), has leased to Tenant and Tenant has leased from Landlord all of that certain property in the County of Storey, State of Nevada, more particularly described in the Lease (the “Premises”) as the same may have been amended, modified, supplemented, extended or renewed from time to time;

WHEREAS Lender is the current holder of a mortgage (the “Mortgage”) dated             , 200            , executed by Landlord securing an indebtedness in the original principal amount of $            , and recorded             , 200        , in the Official Records of                     as Instrument No.                     , which constitutes a lien against the Premises, and;

WHEREAS, Tenant desires that Lender recognize Tenant’s rights under the Lease and Tenant is willing to attorn to a purchaser at a foreclosure, if any, pursuant to the Mortgage, if Lender and such purchaser recognize Tenant’s rights under the Lease;

NOW THEREFORE, in consideration of the sum of $10.00 in hand paid and other good and valuable consideration, receipt of which are hereby acknowledged, and for and in consideration of their respective covenants herein made, the parties agree as follows:

1. The Lease is and shall be subject and subordinate to the lien of the Mortgage insofar as it affects the real property of which the Premises form a part, to the full extent of the principal sum secured thereby and interest thereon, and any other sums secured thereby, except as noted herein.

2. In the event of foreclosure of the Mortgage or transfer of the Premises by deed in lieu of foreclosure, provided Tenant is not in default under any of the terms, covenants or conditions of the Lease beyond any applicable notice and cure period, (a) the Lease shall continue in full force and effect as a direct lease and agreement between the succeeding owner of the Premises and Tenant upon and subject to all of the terms, covenants and conditions of the Lease, (b) the rights of Tenant under the Lease shall not be disturbed or diminished and Tenant shall remain in possession of the Premises in accordance with the terms and conditions of the Lease, (c) no term or provision of the Lease shall be altered.

3. Tenant agrees to attorn to and accept any such successor as a result of foreclosure, or deed in lieu thereof, as landlord under the Lease and to be bound by and perform all the obligations imposed by the Lease.

4. Lender agrees that the possession of Tenant of the Premises shall not be disturbed, and that Lender shall be bound by all of the obligations imposed by the Lease.

5. Tenant shall have the same rights and remedies for a breach of the Lease against any successor Landlord, including Lender, in the event that Lender shall succeed to the interest of Landlord under the Lease, that Tenant might have had under the Lease against Landlord; provided, however, that Lender or any successor Landlord shall not:

(a) be liable for any prior act or omission of any prior landlord (including the Landlord) under the Lease, except to the extent that any such act or omission continues following the date that Lender succeeds to the interest of the Landlord under the Lease; or

(b) be bound by any Base Rent which Tenant might have paid for more than one (1) month in advance.

Notwithstanding the foregoing, nothing herein shall excuse Lender or any successor Landlord from liability or responsibility for, or limit any right or remedy of Tenant with respect to, any breach or default which continues from and after the date when Lender or such successor Landlord obtains title to or takes possession or control of the Premises.

6. This Agreement shall be governed by and construed in accordance with laws of the State of Nevada.

7. This Agreement shall also bind and benefit the heirs, legal representatives, successors and assigns of the respective parties hereto, and all covenants, conditions and agreements herein contained shall be construed as running with the land.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.

TENANT:

Signed, sealed and delivered in the presence of:	ZULILY, INC., a Delaware corporation

By:
[Witness]	Name:
Print Name:

Title:
[Notary Public] Print Name:	Date of Execution:

STATE OF	)
	)	ACKNOWLEDGMENT
COUNTY OF	)

Personally appeared before me,                     , Notary Public,                     , with whom I am personally acquainted, and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the             of ZULILY, INC., a Delaware corporation and is authorized to execute this instrument on behalf of the Tenant.

WITNESS my hand, at office, this              day of             , 20    .

Notary Public in and for the State of

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LENDER:

Signed, sealed and delivered in the presence of:	, a

By:

[Witness] Print Name:	Name:

Title:

Date of Execution:
[Notary Public] Print Name:

STATE OF	)
	)	ACKNOWLEDGMENT
COUNTY OF	)

Personally appeared before me,                     , Notary Public,                     , with whom I am personally acquainted, and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the                     of                      and is authorized to execute this instrument on behalf of the Lender.

WITNESS my hand, at office, this              day of             , 20        .

Notary Public in and for the State of

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LANDLORD:

Signed, sealed and delivered in the presence of:		US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership

	By:	USAA REAL ESTATE COMPANY, a Delaware corporation, its general partner

By:
[Witness] Print Name:		Name:

Title:
[Notary Public] Print Name:	Date of Execution:

STATE OF TEXAS	)
	)	ACKNOWLEDGMENT
COUNTY OF BEXAR	)

Personally appeared before me,             , Notary Public,             , with whom I am personally acquainted, and who acknowledged that he executed the within instrument for the purposes therein contained, and who further acknowledged that he is the             of USAA Real Estate Company, which is the general partner of US REAL ESTATE LIMITED PARTNERSHIP, and is authorized by the Landlord to execute this instrument on behalf of the Landlord.

WITNESS my hand, at office, this              day of             , 20    .

Notary Public in and for the State of Texas

EXHIBIT “H”

ESTOPPEL CERTIFICATE

TO:

RE:	Triple Net Lease Agreement, dated , 20 (“Lease”), by and between US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership (“Landlord”) and ZULILY, INC., a Delaware corporation (“Tenant”) for the premises located at , as more fully described in the Lease (the “Premises”).

The undersigned, as Tenant under the above referenced Lease, hereby certifies to the best of its actual knowledge, as of the date hereof, the following:

1. The undersigned has entered into occupancy of the Premises described in the Lease;

2. The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as follows:

3. The Commencement Date of the Lease was                     ;

4. The expiration date of the Lease is                         , however, Tenant has additional options to extend the term of the Lease as provided therein;

5. Current annual Base Rent is $            ; or, $             per month;

6. All conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied;

7. There are no defaults by either Landlord or Tenant thereunder;

8. No rents have been paid in advance of one (1) month; and

9. There are no existing defenses or offsets which the undersigned has against the Landlord.

This Estoppel Certificate is given solely for the information of the party to whom it is addressed and may not be relied upon by any other person or entity.

ZULILY, INC., a Delaware corporation

By:

Name:

Title:

Dated: